UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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ITC Holdings Corp.
(Name of Registrant as Specified In Its Charter)
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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

27175 ENERGY WAY
NOVI, MICHIGAN 48377

April 15, 2010

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders, which will be held on Wednesday, May 19, 2010, at 9:00 a.m. local time at our corporate headquarters located at 27175 Energy Way, Novi, Michigan. After the formal business session, there will be a report to the shareholders on the state of the Company and a question and answer session.

The attached notice and proxy statement describe the items of business to be transacted at the meeting. Your vote is important, regardless of the number of shares you own. I urge you to vote now, even if you plan to attend the Annual Meeting. You can vote your shares in person, or by phone, Internet or mail. Follow the instructions on the enclosed proxy card. If you receive more than one proxy card, please vote each card. Remember, you can always vote in person at the Annual Meeting even if you do so now, provided you are a shareholder of record or have a legal proxy from a shareholder of record.

Sincerely,

ITC HOLDINGS CORP.

Joseph L. Welch
Chairman, President and Chief Executive Officer

Novi, Michigan
April 15, 2010

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 2010
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 19, 2010
IMPORTANT NOTICE REGARDING DELIVERY OF ANNUAL REPORT AND PROXY STATEMENT
SECURITY OWNERSHIP OF MANAGEMENT AND MAJOR SHAREHOLDERS
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE OFFICERS
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
CERTAIN TRANSACTIONS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

27175 ENERGY WAY
NOVI, MICHIGAN 48377
(248) 946-3000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 19, 2010

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of ITC Holdings Corp. will be held at our corporate headquarters located at 27175 Energy Way, Novi, Michigan 48377, on May 19, 2010, at 9:00 a.m. Eastern Daylight Time, for the following purposes:

(1) To elect a Board of Directors to serve until the next annual meeting of shareholders;

(2) To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the fiscal year ended December 31, 2010; and

(3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on April 5, 2010 are entitled to vote at the Annual Meeting.

YOUR VOTE IS IMPORTANT. PLEASE VOTE ON THE ENCLOSED PROXY CARD NOW EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. YOU CAN VOTE BY SIGNING, DATING AND RETURNING YOUR PROXY CARD BY MAIL IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES, OR BY TELEPHONE OR INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU ARE A SHAREHOLDER OF RECORD OR HAVE A LEGAL PROXY FROM A SHAREHOLDER OF RECORD.

By Order of the Board of Directors,

/s/  Wendy A. McIntyre
Wendy A. McIntyre
Secretary

Novi, Michigan
April 15, 2010

ITC Holdings Corp.
27175 Energy Way
Novi, Michigan 48377
(248) 946-3000

April 15, 2010

PROXY STATEMENT

The Board of Directors is furnishing this proxy statement in connection with its solicitation of proxies for use at our 2010 Annual Meeting of Shareholders, and at any and all adjournments and postponements thereof, for the purposes set forth in the accompanying notice. References in this proxy statement to the Company, we, our and us are to ITC Holdings Corp., a Michigan corporation. We intend to begin mailing this proxy statement, the attached Notice of Annual Meeting and the accompanying proxy card to shareholders on or about April 15, 2010. The following are questions and answers that convey important information regarding the Annual Meeting and how to vote your shares.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1. Q:	Who may vote?

A:	Shareholders of our common stock as of the close of business on the record date of April 5, 2010 are entitled to vote at the Annual Meeting. Our common stock is our only class of outstanding voting securities.

2. Q:	What am I voting on?

A:	You are being asked to vote on the election of directors to serve until the 2011 annual meeting of shareholders. You are also being asked to ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ended December 31, 2010.

3. Q:	When and where will the Annual Meeting be held?

A:	The meeting will be held at 9:00 a.m. Eastern Daylight Time on Wednesday, May 19, 2010 at our corporate headquarters located at 27175 Energy Way, Novi, Michigan 48377.

4. Q:	What is the difference between a shareholder of record and a beneficial owner?

A:	You are considered a shareholder of record if your shares are registered directly in your name with our transfer agent (Computershare Trust Company, N.A.). The proxy statement, proxy card and annual report are being mailed directly to you. Whether or not you plan to attend the Annual Meeting, we urge you to vote your proxy card to ensure that your vote is counted.

You are considered a beneficial owner if your shares are held in a stock brokerage account or by a bank or other nominee. This is also commonly referred to as holding shares in “street name.” The proxy statement, annual report and a vote instruction card have been forwarded to you by your broker, bank or nominee who is considered, with respect to your shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the vote instruction card included in the mailing. You are also invited to attend the Annual Meeting. However, since as a beneficial owner you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a legal proxy from your bank, broker or other agent or nominee.

5. Q:	How do I cast my vote?

A:	There are four different ways you may cast your vote this year if you are a shareholder of record. You may vote by:

(1) Telephone, using the toll-free number 1-800-652-VOTE (8683), which is also listed on each proxy card. Please follow the instructions on your proxy card. If you vote using the telephone, do not mail in your proxy card.

(2) Internet, go to the voting site at www.investorvote.com and follow the instructions outlined on the secured website using certain information provided on the front of the proxy card. If you vote using the Internet, do not mail in your proxy card.

(3) Signing, dating and mailing each proxy card or vote instruction card and returning it in the envelope provided.

(4) Attending the Annual Meeting and voting in person if you are a shareholder of record or if you are a beneficial owner and have a legal proxy from the shareholder of record.

If you hold your shares in “street name” you will need to obtain a vote instruction form from the institution that holds your shares and follow the voting instructions given by that institution.

6. Q:	How do I vote if I attend the Annual Meeting?

A:	If you are a shareholder of record, you can attend the Annual Meeting and vote in person the shares you hold directly in your name. If you choose to do that, please bring a copy of the enclosed proxy card or other proof of identification as a shareholder. If you want to vote in person at our Annual Meeting and you hold our common stock through a bank, broker or other agent or nominee, you must obtain a power of attorney or other proxy authority from that organization and bring it to our Annual Meeting. Follow the instructions from your bank, broker or other agent or nominee included with these proxy materials, or contact your bank, broker or other agent or nominee to request a power of attorney or other proxy authority. If you vote in person at the Annual Meeting, you will revoke any prior proxy you may have submitted.

7. Q:	How do I revoke or change my vote?

A:	You may revoke your proxy and change your vote at any time prior to voting at the Annual Meeting by:

(1) notifying our Corporate Secretary in writing;

(2) voting again by telephone or Internet (prior to May 18, 2010 at 11:59 p.m. Eastern Daylight Time), since only your latest vote will be counted;

(3) signing and returning, prior to the Annual Meeting, another proxy card that is dated after the date of your first proxy card; or

(4) voting in person at the Annual Meeting (if you are a shareholder of record or have a legal proxy from a shareholder of record).

Attendance at the Annual Meeting will not, by itself, revoke your proxy or change your vote. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

8. Q:	How many shares can vote at the Annual Meeting?

A:	As of the record date, 50,140,945 shares of our common stock were outstanding. Every shareholder of common stock is entitled to one vote for each share held.

9. Q:	What is a “quorum”?

A:	A “quorum” is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the meeting. The required quorum for the Annual Meeting is a majority of the shares outstanding and entitled to vote as of the record date. There must be a quorum present for the meeting to be held. All shares represented at the Annual Meeting in person or by proxy (including those voted by telephone or Internet) will be counted toward the quorum.

10. Q:	Who will count the vote?

A:	A representative from Computershare Trust Company, N.A., our transfer agent, will count the votes and act as inspector of election.

11. Q:	Who can attend the Annual Meeting?

A:	All shareholders who owned shares on April 5, 2010, may attend. Please indicate that you plan to attend by checking the box on your proxy card or vote instruction card, or pressing the appropriate key if voting by telephone or Internet.

12. Q:	How will the voting on any other business be conducted?

A:	If any other business is properly presented at the Annual Meeting, Cameron M. Bready and Daniel J. Oginsky, officers of the Company and the named proxies, generally will have authority to vote your shares voted on our proxy card on such matters in their discretion.

13. Q:	How is my proxy tabulated if I sign and date my proxy card but do not indicate how I want to vote?

A:	If you do not indicate on the proxy card how you want your votes cast, the named proxies (Mr. Bready or Mr. Oginsky, as your representatives) will vote your shares FOR all of the nominees for director listed in the proxy card, FOR the ratification of Deloitte & Touche LLP to act as our independent registered public accountants and FOR any other matters presented by the Board for action at the Annual Meeting.

14. Q:	Will my shares be voted if I do not sign and return my proxy card or vote by telephone or Internet?

A:	If your shares are held in street name, your brokerage firm may either vote your shares on “routine matters” (such as ratification of appointment of registered independent public accountants) or leave your shares unvoted. We encourage you to provide instructions to your brokerage firm by completing the vote instruction form that they send to you. This enables your shares to be voted at the meeting as you direct. Your brokerage firm must receive instructions from you in order to vote your shares on the election of directors.

If you are a shareholder of record and do not vote your proxy by telephone, Internet, mail or vote your shares in person at the Annual Meeting, your shares will not be voted.

15. Q:	Who pays the cost of the solicitation of proxies?

A:	The cost of soliciting proxies by our Board, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our shareholders, will be borne by the Company. Proxies will be solicited primarily by mail and may also be solicited by directors, officers and other employees of the Company without additional compensation. Copies of solicitation material will be furnished to banks, brokerage houses and other agents holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to these beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation material to the beneficial owners. The Company has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON MAY 19, 2010

The proxy statement and annual report to shareholders are available at the following website: http://itc.client.shareholder.com/annuals.cfm. The means to vote by Internet are available by accessing www.investorvote.com and following the instructions provided on the secure website using certain information provided on the front of the proxy card. Directions to attend the meeting in person may be obtained by contacting us at 248-946-3000.

IMPORTANT NOTICE REGARDING DELIVERY OF
ANNUAL REPORT AND PROXY STATEMENT

To reduce the expenses of delivering duplicate materials to our shareholders, we are taking advantage of householding rules that permit us to deliver only one set of proxy solicitation materials and our Annual Report for the fiscal year ended December 31, 2009 to shareholders who share the same address, unless otherwise requested. Each shareholder retains a separate right to vote on all matters presented at the meeting.

If you share an address with another shareholder and have received only one set of materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate materials or request that we only send one set of materials to you if you are receiving multiple copies by writing to us at ITC Holdings Corp., Attn: Corporate Secretary, 27175 Energy Way, Novi, Michigan 48377, or calling us at (248) 946-3000.

SECURITY OWNERSHIP OF MANAGEMENT AND MAJOR SHAREHOLDERS

The following table sets forth certain information regarding the ownership of our common stock as of March 1, 2010, except as otherwise indicated, by:

•	each current director;

•	each director nominee;

•	each of the persons named in the Summary Compensation Table under “Compensation of Executive Officers and Directors”;

•	all current directors and executive officers as a group; and

•	each person who is known by us to own beneficially 5% or more of our 50,106,892 outstanding shares of common stock, each of whom we refer to as a 5% Owner.

The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, or SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire on March 1, 2010 or within 60 days thereafter through the exercise of any stock option or other right.

Unless otherwise indicated, each holder has sole investment and voting power with respect to the shares set forth in the following table:

	Number of Shares
Name of Beneficial Owner	Beneficially Owned(1)	Percent of Class

Joseph L. Welch	1,148,306	2.29%
Cameron M. Bready	16,741	*
Edward M. Rahill	229,924	*
Linda H. Blair	189,573	*
Jon E. Jipping	98,273	*
Daniel J. Oginsky	101,587	*
Edward G. Jepsen	56,318	*
Richard D. McLellan	4,083	*
William J. Museler	3,867	*
Hazel R. O’Leary	3,867	*
G. Bennett Stewart, III	5,231	*
Lee C. Stewart	6,146	*
All current directors and executive officers as a group (12 persons)	1,863,916	3.72%
BlackRock, Inc.(2)	3,511,266	7.01%
Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc. and Ronald Baron(3)	4,937,170	9.85%
Neuberger Berman Group LLC and Neuberger Berman LLC(4)	3,322,126	6.63%

*	Less than one percent

(1)	Includes restricted shares subject to forfeiture to us under certain circumstances, shares that may be acquired upon exercise of options that are currently exercisable or become exercisable prior to April 30, 2010 and shares pledged by the holder as security for loans, as set forth below:

	Restricted	Option	Shares Pledged As
Name	Shares(a)	Shares	Security

Joseph L. Welch	28,375	933,055	—
Cameron M. Bready	16,741	—	—
Edward M. Rahill	8,336	160,470	30,000
Linda H. Blair	9,255	148,917	—
Jon E. Jipping	9,201	87,072	—
Daniel J. Oginsky	6,695	72,098	22,794
Edward G. Jepsen	3,867	—	—
Richard D. McLellan	2,583	—	—
William J. Museler	3,867	—	—
Hazel R. O’Leary	3,867	—	—
G. Bennett Stewart, III	3,867	—	—
Lee C. Stewart	3,867	—	—
All directors and executive officers as a group (12 persons)	100,521	1,401,612	52,794

(a)	Does not include 5,093 deferred stock units owned by Mr. Welch that will settle in February 2011, or the dividend equivalent rights associated with said deferred stock units.

(2)	Based on information contained in a Schedule 13G filed on January 29, 2010, with information as of December 31, 2009. The business address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(3)	Based on information contained in a Schedule 13G/A filed on February 3, 2010, with information as of December 31, 2009, Baron Capital Group, Inc., or BCG, and Ronald Baron are “parent holding companies” and disclaim beneficial ownership of shares held by their controlled entities to the extent such shares are held by persons other than BCG or Mr. Baron. BAMCO, Inc. and Baron Capital Management, Inc., or BCM, are registered investment advisors and subsidiaries of BCG. Mr. Baron owns a controlling interest in BCG. BCG and Mr. Baron have shared voting power with respect to 4,555,670 shares, as well as shared dispositive power with respect to and beneficial ownership of 4,937,170 shares. BAMCO has shared voting power with respect to 4,389,120 shares, as well as shared dispositive power with respect to and beneficial ownership of 4,764,120 shares. BCM has shared voting power with respect to 166,550 shares, as well as shared dispositive power with respect to and beneficial ownership of 173,050 shares. The business address of BCG, BAMCO, BCM and Mr. Baron is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

(4)	Based on information contained in a Schedule 13G filed on February 17, 2010, with information as of December 31, 2009, Neuberger Berman Group LLC and Neuberger Berman LLC have shared voting power with respect to 2,987,016 shares, as well as shared dispositive power with respect to 3,322,126 shares. The business address of Neuberger Berman Group LLC and Neuberger Berman LLC is 605 Third Avenue, New York, NY 10158.

ELECTION OF DIRECTORS

Background

Our Bylaws provide for the election of directors at each annual meeting of shareholders. Each director serves until the next annual meeting and until his or her successor is elected and qualified, or until his or her resignation or removal. Directors are elected by a plurality of the votes cast, so that only votes cast “for” directors are counted in determining which directors are elected. The size of our Board is currently set at seven directors and there are seven nominees for election. Therefore, the seven directors receiving the most votes “for” will be elected. Broker non-votes and withheld votes will be treated as shares present for purposes of determining the presence of a quorum but will have no effect on the vote for the election of directors. Information with respect to the seven nominees proposed for election is set forth below.

The Board of Directors recommends a vote FOR each of the director nominees. The persons named in the accompanying proxy card will vote for the election of the nominees named in this proxy statement unless shareholders specify otherwise in their proxies. If any nominee at the time of election is unable to serve, or otherwise is unavailable for election, and if other nominees are designated by the Board of Directors, the persons named as proxy holders on the accompanying proxy card intend to vote for such nominees. Management is not aware of the existence of any circumstance which would render the nominees named below unavailable for election. All of the nominees are currently directors of the Company.

Nominees For Directors

Set forth below are the names and ages of the nominees. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Edward G. Jepsen, 66.  Mr. Jepsen, an independent business consultant, became a Director of the Company in July 2005. Mr. Jepsen currently serves as a director, chair of the audit committee and member of the compensation committee of the board of directors of Amphenol Corporation and as a director, chair of the audit committee, and member of the compensation committee of the board of directors of Gerber Scientific, Inc. Mr. Jepsen served as Executive Vice President and Chief Financial Officer of Amphenol Corporation, a publicly traded manufacturer of electrical, electronic and fiber optic connectors, interconnect systems and cable, from 1989 to 2004. Prior to joining Amphenol Corporation, Mr. Jepsen worked at Price Waterhouse LLP from 1969 to 1988, ultimately attaining the position of partner. The Board selected Mr. Jepsen to serve as a director because of the expansive financial and accounting experience he obtained as a chief financial officer and Certified Public Accountant. Mr. Jepsen is an “audit committee financial expert” as defined in applicable SEC and NYSE rules.

Richard D. McLellan, 67.  Mr. McLellan became a Director of the Company in November 2007. Mr. McLellan retired in April 2007 after 25 years as the director of the government policy department for the law firm of Dykema Gossett PLLC. He continues to consult and provide limited legal services to select clients. Mr. McLellan is currently chairman of the Michigan Law Revision Commission, a position he has held since 1986, and Chairman of the Board for the Council for Africa Infrastructure Development. In June 2007, he was named Special Counsel to the Chairman of the Michigan House Appropriations Committee. Mr. McLellan previously served two terms as a member of the Board of Commissioners of the State Bar of Michigan and served on the Board of Trustees of the Michigan State University College of Law. He is a member of the Advisory Board for the Michigan State University James H. and Mary B. Quello Center for Telecommunications Management and Law and teaches as an adjunct professor at Michigan State University’s Department of Advertising, Public Relations and Retailing. The Board selected Mr. McLellan to serve as a director because of his extensive knowledge of public policy matters as well as his decades of experience in the practice of law.

William J. Museler, 69.  Mr. Museler is an independent energy consultant. He became a Director of the Company in November 2006. Previously, he served as president and CEO of the New York Independent System Operator from 1999 to 2005. Prior to his service at NYISO, Mr. Museler held senior positions at the Tennessee Valley Authority from 1991 to 1999, Long Island Lighting Company from 1973 to 1991 and Brookhaven National Laboratory from 1967 to 1973. He has served as a federal representative for the North American Electric Reliability Council and as chairman of the Southeastern Electric Reliability Council. He was a member of the Secretary of

Energy’s Energy Advisory Board from 2001 to 2005 and is currently a director of the Independent Electric System Operator in Toronto, Ontario, Canada. The Board selected Mr. Museler to serve as a director due to his lifelong career in the utility industry, as well as his invaluable experience with electric reliability matters.

Hazel R. O’Leary, 72.  Ms. O’Leary became a Director of the Company in July 2007. Since 2004, Ms. O’Leary has served as the President of Fisk University in Nashville, Tennessee and she currently serves on the boards of directors of the Nashville Alliance for Public Education, Nashville Business Community for the Arts, World Wildlife Fund and Arms Control Association. Ms. O’Leary served as an assistant attorney general and assistant prosecutor in the state of New Jersey and was appointed to the Federal Energy Administration under President Gerald Ford and to the Department of Energy under President Jimmy Carter. Ms. O’Leary worked in the private sector as a principal at the independent public accounting firm of Coopers and Lybrand from 1977 to 1979. In 1981 she was named vice president and general counsel of O’Leary and Associates, a company focused on international economics as related to energy issues. She served in that capacity until 1989 and then returned as president from 1997 to 2001. In 1989, she became executive vice president for environmental and public affairs for the Minnesota Northern States Power Company and in 1992 she was promoted to president of the holding company’s gas distribution subsidiary. Ms. O’Leary served as the Secretary of Energy from 1993 to 1997 and as president and chief operating officer for the investment banking firm Blaylock and Partners in New York from 2000 to 2002. Ms. O’Leary also served on the board of directors of UAL Corporation from 1999 to 2005. The Board selected Ms. O’Leary to serve as a director due to her unique combination of experience in government and in the utility industry.

Gordon Bennett Stewart, III, 57.  * Mr. Stewart became a Director of the Company in July 2006. In 1982, he co-founded Stern Stewart & Co., a global management consulting firm, where he served as Senior Partner until March 2006. Since then, Mr. Stewart has served as chief executive officer of EVA Dimensions, a firm he formed to acquire and manage the valuation modeling and investment research and funds management services of Stern Stewart & Co. He also currently serves as a member of the Alumni Advisory Council for Princeton University’s Department of Operations Research and Financial Engineering. Mr. Stewart has written and lectured widely in his 30 year professional career on topics such as accounting for value and management incentive plans. The Board selected Mr. Stewart to serve as a director because of his vast experience with executive compensation valuation and his unique insight into corporate governance matters.

Lee C. Stewart, 61.  *Mr. Stewart, an independent financial consultant, became a Director of the Company in August 2005. Mr. Stewart currently serves as a director, chair of the nominating/corporate governance committee and member of the compensation and finance committees of P.H. Glatfelter Company, as a director, chair of the human resources and compensation committee and member of the audit committee of Marsulex, Inc., and as a director, chair of the compensation committee and member of the audit committee of AEP Industries, Inc. Previously, Mr. Stewart was Executive Vice President and Chief Financial Officer of Foamex International, Inc., a publicly traded manufacturer of flexible polyurethane and advanced polymer foam products, in 2001 and was Vice President responsible for all areas of Treasury at Union Carbide Corp., a chemicals and polymers company, from 1996 to 2001. Prior to that, Mr. Stewart was an investment banker for over 25 years. The Board selected Mr. Stewart to serve as a director due to his extensive knowledge of finance and capital raising through his experience as a treasury officer and an investment banker, which are critical elements in the execution of our business strategy. Mr. Stewart is also an “audit committee financial expert” as defined in applicable SEC and NYSE rules.

Joseph L. Welch, 61.  Mr. Welch has been a Director and the President and Chief Executive Officer of the Company since it began operations in 2003 and served as its Treasurer until April 2009. Mr. Welch has also served as Chairman of the Board of Directors of the Company since May 2008. As the founder of ITCTransmission, Mr. Welch has had overall responsibility for the Company’s vision, foundation and transformation into the first independently owned and operated electricity transmission company in the United States. Mr. Welch worked for Detroit Edison Company, or Detroit Edison, and subsidiaries of DTE Energy Company, which we refer to collectively as DTE Energy, from 1971 to 2003. During that time, he held positions of increasing responsibility in the electricity transmission, distribution, rates, load research, marketing and pricing areas, as well as regulatory affairs that included the development and implementation of regulatory strategies. The Board selected Mr. Welch to serve as a director because he is the Company’s President and Chief Executive Officer and he possesses unparalleled expertise in the electric transmission business.

* Gordon Bennett Stewart, III and Lee C. Stewart are not related.

CORPORATE GOVERNANCE

Director Independence

Based on the absence of any material relationship between them and us, other than their capacities as directors and shareholders, the Board has determined that Mr. Jepsen, Mr. McLellan, Mr. Museler, Ms. O’Leary, Mr. Bennett Stewart and Mr. Lee Stewart are “independent” under applicable NYSE and SEC rules for board members. In addition, our Board has determined that, as the committees are currently constituted, all of the members of the Audit and Finance Committee, the Compensation Committee and the Nominating/Corporate Governance Committee are “independent” under applicable NYSE and SEC rules. None of the directors determined to be independent is or ever has been employed by us.

Mr. McLellan, who became a director of the Company in November 2007, was a member of the law firm Dykema Gossett PLLC until he retired in April 2007. Mr. McLellan acted as an independent consultant for the Dykema law firm through June 30, 2009, for which he was paid a nominal stipend. We made payments for legal services to the Dykema law firm amounting to less than 2% of its gross revenues during each of the last three calendar years. Mr. McLellan currently has no financial or other interest in such payments, and as a member of Dykema had no financial or other interest in such payments other than pro rata with the other members of the firm. Our Board considered this relationship when determining that Mr. McLellan is independent and determined that this relationship was not material and was unlikely to affect his ability to act as an independent board member.

Meetings and Committees of the Board of Directors

During 2009, our Board held 8 meetings. Each director attended 75% or more of the total number of meetings of the Board and committees of which he or she was a member in 2009. Mr. Lee Stewart was selected by our Board to chair its executive sessions. These sessions were held several times throughout the year.

Our policy is that all members of our Board are expected, absent a valid reason, to attend our annual shareholders’ meetings. All directors who were serving as such at the time of last year’s annual shareholders’ meeting attended the meeting.

Our Board has several standing committees, including but not limited to an Audit and Finance Committee, Compensation Committee, Nominating/Corporate Governance Committee and Security, Safety, Environmental, Health and Reliability Committee. The Board has adopted a written charter for each of these committees. The charters and our corporate governance principles are accessible on our website at www.itc-holdings.com through the “Corporate Governance” link on the “Investors” page.

Audit and Finance Committee

The Audit and Finance Committee met 6 times during 2009. The members of the Audit and Finance Committee are Messrs. Jepsen, Museler, Bennett Stewart and Lee Stewart, with Mr. Jepsen serving as Chair. The Board has determined that Mr. Jepsen is an “audit committee financial expert” as that term is defined under SEC rules and that all members of the Audit and Finance Committee satisfy all independence and other qualifications for Audit and Finance Committee members set forth in applicable NYSE and SEC rules. Our Audit and Finance Committee is responsible for, among other things, (1) selecting our independent public accountants, (2) approving the overall scope of the audit, (3) assisting our Board in monitoring the integrity of our financial statements, the independent public accountant’s qualifications and independence, the performance of the independent public accountants and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing a report of our independent public accountants describing the firm’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the firm, (5) discussing our annual audited and quarterly unaudited financial statements with management and our independent public accountants, (6) meeting separately and periodically with our management, internal auditors and independent public accountants, (7) reviewing with our independent public accountants any audit problems or difficulties and management’s response, (8) setting clear hiring policies for employees or former employees of our independent public accountants, and (9) handling such other matters that are specifically delegated to the Audit and Finance Committee by our Board from time to time, as well as other matters as set forth in the committee’s charter.

Audit and Finance Committee Report

In accordance with its written charter, the Audit and Finance Committee provides assistance to our Board in fulfilling the Board’s responsibility to our shareholders, potential shareholders and investment community relating to independent registered public accounting firm oversight, corporate accounting, reporting practices and the quality and integrity of the financial reports, including our internal controls over financial reporting.

The Audit and Finance Committee received and reviewed a formal written statement from Deloitte & Touche LLP, our independent registered public accounting firm, describing all relationships between Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, whom we refer to collectively as Deloitte, and us that might bear on Deloitte’s independence consistent with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, discussed with Deloitte any relationships that may impact their objectivity and independence, and satisfied itself as to Deloitte’s independence.

The Audit and Finance Committee discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and, with and without management present, discussed and reviewed the results of Deloitte’s examination of the consolidated financial statements.

The Audit and Finance Committee reviewed and discussed with management and Deloitte our consolidated audited financial statements as of and for the year ended December 31, 2009.

Based on the above-mentioned reviews and discussions with management and Deloitte, the Audit and Finance Committee approved the inclusion of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

EDWARD G. JEPSEN	WILLIAM J. MUSELER	G. BENNETT STEWART	LEE C. STEWART

Compensation Committee

The Compensation Committee met 7 times during 2009. The members of the Compensation Committee are Messrs. Jepsen, McLellan and Bennett Stewart and Lee Stewart, with Mr. Lee Stewart serving as Chair. The Compensation Committee is responsible for (1) reviewing employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the Compensation Committee by our Board from time to time.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee met 3 times during 2009. The members of the Nominating/Corporate Governance Committee are Ms. O’Leary, and Messrs. McLellan and Bennett Stewart, with Ms. O’Leary serving as Chair. The Nominating/Corporate Governance Committee is responsible for (1) developing and recommending criteria for selecting new directors, (2) screening and recommending to our Board individuals qualified to become directors, (3) overseeing evaluations of our Board, its members and its committees and (4) handling such other matters that are specifically delegated to it by our Board from time to time. In identifying candidates for director, the Nominating/Corporate Governance Committee considers suggestions from incumbent directors, management or others, including shareholders. The committee also may retain the services of a consultant from time to time to identify qualified candidates for director. The committee reviews all candidates in the same manner without regard to who suggested the candidate. The committee selects candidates to meet with management and conduct an initial interview with the committee. Candidates whom the committee believes would be a valuable addition to the Board are recommended to the full Board for election. Individuals recommended by shareholders for nomination as a director should be submitted to our Corporate Secretary and, if submitted in accordance with the procedures set forth in our annual proxy statement, will be forwarded to the Nominating/Corporate Governance Committee for consideration.

As stated in the committee’s charter, in selecting candidates, the committee will consider all factors it considers appropriate, which may include (1) ensuring that the Board of Directors, as a whole, is diverse and consists of individuals with various and relevant career experience, technical skill, industry knowledge and experience, financial expertise, local or community ties, and (2) minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially. Although it has no formal policy with regard to diversity, the Nominating/Corporate Governance Committee believes that the Board will function best when its members possess a broad range of backgrounds and expertise so that the Board as a whole reflects diverse but complementary skills and viewpoints.

Security, Safety, Environmental, Health and Reliability Committee

The Security, Safety, Environmental, Health and Reliability Committee met 2 times during 2009. The members of the Security, Safety, Environmental, Health and Reliability Committee are Ms. O’Leary and Messrs. Jepsen, Museler and Welch, with Mr. Museler serving as Chair. The Security, Safety, Environmental, Health and Reliability Committee is responsible for (1) determining whether the Company has appropriate policies and management systems in place with respect to security, safety, environmental, health and reliability matters, (2) ensuring that the policies and their implementation support the Company’s overall business objectives and meet the Company’s obligations to its shareholders , employees and regulators, (3) monitoring and reviewing compliance with applicable laws, rules, regulations and industry standards, and management’s criteria for determining compliance of Company’s security, safety, environmental, health and reliability policies and procedures, and reviewing performance against these criteria annually, (4) investigating any matter of interest or concern that the Committee deems appropriate while having sole authority to retain and terminate advisors, outside counsel or other experts for this purpose, (5) overseeing and reviewing issues and concerns which affect or could affect the Company’s security, safety, environmental, health and reliability practices, (6) reviewing the scope, effectiveness, cost, objectivity and independence of security, safety, environmental, health and reliability related audits, reviewing any significant findings of internal and external audits and investigations and making recommendations to the Board of Directors as the Committee deems appropriate, (7) monitoring the adequacy of the Company’s operational risk management process and reviewing the operational contingency planning process within the Company to ensure all security, safety, environmental, health and reliability risks are identified and that appropriate risk management processes are in place, (8) reviewing actions taken by the Company’s management with respect to any security, safety, environmental, health and reliability deficiencies identified or improvements recommended, (9) reviewing periodically reports from the Company’s management regarding (i) the Company’s performance with respect to security, safety, environmental, health and reliability maters and compliance with applicable laws, (ii) significant risks to, and the physical and cyber security of, the Company’s facilities and IT systems, (iii) significant security, safety, environmental, health and reliability related litigation and regulatory proceedings in which the Company is or may become involved and (iv) significant legislation or regulations, judicial decisions or other agreements, public policies or other developments involving security, safety, environmental, health and reliability matters in the electricity transmission sector that will or may have a material effect on the Company’s business, (10) reporting regularly to the Board of Directors and (11) carrying out any other responsibilities and duties delegated to it by the Board of Directors from time to time related to the purposes of the Committee.

Board Leadership Structure/Role in Risk Oversight and Management

The Board believes that Mr. Welch, the Company’s President and Chief Executive Officer, is best situated to serve as Chairman of the Board because he is ultimately responsible for overseeing the day-to-day operation of the Company, identifying Company priorities and opportunities, and executing the Company’s strategic plan. The Board also believes having Mr. Welch as Chairman better promotes the flow of information between management and the Board than would a chairman who was an outside director. The Board further believes that independent oversight of management is an important component of an effective board of directors and is essential to effective governance and has therefore appointed Mr. Lee Stewart as Lead Director of the Board. The Lead Director has the

responsibility of presiding over all executive sessions of the Board and acting as a liaison between the independent directors and Mr. Welch, including facilitating organization and communication among the directors.

The Board and its Committees play an active role in overseeing management of the Company’s risks. The Audit and Finance Committee reviews financial risks including those related to internal controls and the annual financial audit, financial reporting, credit and liquidity. The Compensation Committee oversees the management of risks associated with the Company’s executive compensation plans and arrangements. The Nominating/Corporate Governance Committee reviews and manages risks related to director independence and corporate governance. The Security, Safety, Environmental, Health and Reliability Committee oversees the risks associated with reliability compliance obligations, Company security plans, safety programs and environmental regulations. The full Board is regularly informed of and consulted about such risks through quarterly Committee reports as well as quarterly reports provided by members of the Company’s senior management team.

The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director, is appropriate and in the best interest of shareholders because it provides the appropriate balance between company-specific expertise and independent management and risk oversight.

Shareholder Communications

Shareholder Proposals.  Any proposal by a shareholder of the Company to be considered for inclusion in the proxy statement for the 2011 annual meeting must be received by Wendy McIntyre, our Corporate Secretary, by the close of business on December 16, 2010. Such proposals should be addressed to her at our principal executive offices and should satisfy the informational requirements applicable to shareholder proposals contained in the relevant SEC rules. If the date for the 2011 Annual Meeting is significantly different than the first anniversary of the 2010 Annual Meeting, Rule 14a-8 of the SEC provides for an adjustment to the notice period described above.

For shareholder proposals not sought to be included in our proxy statement, Section 4.11 of our Bylaws provides that, in order to be properly brought before the 2011 Annual Meeting, written notice of such proposal, along with the information required by Section 4.11, must be received by our Corporate Secretary at our principal executive offices no earlier than the close of business on January 19, 2011 and no later than February 18, 2011. If the 2011 annual meeting date has been significantly advanced or delayed from the first anniversary of the date of the 2010 annual meeting, then notice of such proposal must be given not earlier than the close of business on the 120th day before the meeting and not later than the 90th day before the meeting or, if later, the 10th day after the first public disclosure of the date of the annual meeting. A proponent must also update the information provided in or with the notice at the times specified in our Bylaws.

Only persons who are shareholders both as of the giving of notice and the date of the shareholder meeting and who are eligible to vote at the shareholder meeting are eligible to propose business to be brought before a shareholder meeting. The proposing shareholder (or his qualified representative) must attend the shareholder meeting in person and present the proposed business in order for the proposed business to be considered.

Nominees.  Shareholders proposing director nominees at the 2011 annual meeting of shareholders must provide written notice of such intention, along with the other information required by Section 4.11 of our Bylaws, to our Corporate Secretary at our principal executive offices no earlier than the close of business on January 19, 2011 and no later than the close of business on February 18, 2011. If the 2011 annual meeting date has been significantly advanced or delayed from the first anniversary of the date of the 2010 annual meeting, then the notice and information must be given not earlier than the close of business on the 120th day before the meeting and not later than the 90th day before the meeting or, if later, the 10th day after the first public disclosure of the date of the annual meeting. With respect to an election to be held at a special meeting of shareholders, such notice must be given in accordance with the procedures set forth in our Bylaws no earlier than the close of business on the 120th day before and not later than the close of business on the 90th day before the date of such special meeting or, if later, the 10th day after the first public disclosure of the date of such special meeting. Notwithstanding the foregoing, if the number of directors to be elected is increased and there is no public disclosure regarding such increase or naming all of the nominees for director at least 100 days prior to the first anniversary of the prior year’s annual meeting, then shareholder notice with regard to nomination of directors shall be considered timely if received by our Corporate Secretary no later than the tenth day following public disclosure of the increase in the number of directors to be elected. A proponent must also update the information provided in or with the notice at the times specified by our Bylaws. Nominees for director which do not contain the information required by our Bylaws or which are not delivered in compliance with the procedure set forth in our Bylaws will not be considered at the shareholder meeting.

Only persons who are shareholders both as of the giving of notice and the date of the shareholder meeting and who are eligible to vote at the shareholder meeting are eligible to nominate directors. The nominating shareholder (or his qualified representative) must attend the shareholder meeting in person and present the proposed nominee in order for the proposed nominee to be considered.

The Nominating/Corporate Governance Committee’s policy is to review the qualifications of candidates submitted for nomination by shareholders and evaluate them using the same criteria used to evaluate candidates submitted by the Board for nomination.

Communications with the Board

A person who wishes to communicate directly with our Board or with an individual director should send the communication, addressed to the Board or the individual director, to our executive offices at the address shown on the first page of this proxy statement and the communication will be forwarded to the director or directors to whom it is addressed.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, executive officers and directors, including our chief executive officer, chief financial officer and principal accounting officer. The Code of Business Conduct and Ethics, as currently in effect (together with any amendments that may be adopted from time to time), is available on our website at www.itc-holdings.com through the “Corporate Governance” link on the “Investors” page. In the future, to the extent any waiver is granted or amendment is made with respect to the Code of Business Conduct and Ethics that requires disclosure under applicable SEC rules, we intend to post information regarding such waiver or amendment on the “Corporate Governance” page of our website.

EXECUTIVE OFFICERS

Set forth below are the names, ages and titles of our executive officers.

Name	Age	Position

Joseph L. Welch	61	President and Chief Executive Officer
Cameron M. Bready	38	Senior Vice President, Treasurer and Chief
		Financial Officer
Edward M. Rahill	56	Senior Vice President; President, ITC Grid
		Development LLC
Linda H. Blair	40	Executive Vice President and Chief Business Officer
Jon E. Jipping	44	Executive Vice President and Chief Operating Officer
Daniel J. Oginsky	36	Senior Vice President and General Counsel

Our executive officers serve as executive officers at the pleasure of the Board of Directors. Our current executive officers are described below.

Joseph L. Welch.  Mr. Welch’s background is described above under “Election of Directors — Nominees for Directors.”

Cameron M. Bready.  Mr. Bready has served as Senior Vice President, Treasurer and Chief Financial Officer since April 2009. Mr. Bready is responsible for the Company’s accounting, finance, treasury, and other related financial functions. Prior to joining the Company, Mr. Bready served for one and a half years as vice president of finance at Northeast Utilities in Hartford, Connecticut, where he was responsible for the financial assessment and structuring of the company’s Federal Energy Regulatory Commission, or FERC, regulated transmission and state regulated distribution infrastructure investments in the Northeast. He also oversaw financial policy matters, including cost of capital and capital structure requirements and dividend policy, as well as all corporate financial planning and analysis functions. Prior to this post, Mr. Bready served for seven and a half years in various senior management positions at Mirant Corporation, a publicly traded wholesale electricity generator based in Atlanta, Georgia, and prior to Mirant, he worked for six years as a senior manager in the Transaction Advisory practice at Ernst & Young and as an audit manager for Arthur Andersen.

Edward M. Rahill.  Mr. Rahill has served as a Senior Vice President of the Company and President of the Company’s ITC Grid Development, LLC subsidiary since April 2009. In this position, Mr. Rahill is responsible for identifying, developing and implementing new business opportunities including new projects, partnerships and acquisition opportunities. From February 2006 until April 2009, Mr. Rahill served as the Company’s Senior Vice President — Finance and Chief Financial Officer, while simultaneously managing the business activities of ITC Grid Development, LLC and its subsidiaries. He was Vice President — Finance and Chief Financial Officer from 2003 until being named Senior Vice President in February 2006. Prior to his employment with the Company, Mr. Rahill headed the Planning and Corporate Development functions for DTE Energy and its subsidiaries, led the corporate development function for Equitable Resources and held various finance and accounting positions with Bell & Howell, Atlantic Richfield and Carborundum Corporation.

Linda H. Blair.  Ms. Blair has served as Executive Vice President and Chief Business Officer of the Company since June 2007. Ms. Blair is responsible for managing each of our regulated operating companies and the necessary business support functions, including regulatory strategy, federal and state legislative affairs, community government affairs, human resources, marketing and communications and information technology and facilities. Prior to this appointment, Ms. Blair served as our Senior Vice President — Business Strategy and was responsible for managing regulatory affairs, policy development, internal and external communications, community affairs and human resource functions. Ms. Blair was Vice President — Business Strategy from March 2003 until she was named Senior Vice President in February 2006. Prior to joining the Company, Ms. Blair was the Manager of

Transmission Policy and Business Planning at ITCTransmission when it was a subsidiary of DTE Energy and supervised Detroit Edison’s regulatory affairs department.

Jon E. Jipping.  Jon E. Jipping has served as our Executive Vice President and Chief Operating Officer since June 2007. In this position, Mr. Jipping is responsible for transmission system planning, system operations, engineering, supply chain, and field construction and maintenance. Prior to this appointment, Mr. Jipping served as our Senior Vice President — Engineering and was responsible for transmission system design, project engineering and asset management. Mr. Jipping joined us as Director of Engineering in March 2003, was appointed Vice President — Engineering in 2005 and was named Senior Vice President in February 2006. Prior to joining the Company, Mr. Jipping was Manager of Business Systems & Applications in DTE Energy’s Service Center Organization, responsible for implementation and management of business applications across the distribution business unit, and held various other positions in DTE Energy’s Transmission Operations and Transmission Planning department.

Daniel J. Oginsky.  Mr. Oginsky has served as our Vice President and General Counsel since November 2004 and was named Senior Vice President and General Counsel in May 2009. In this position, Mr. Oginsky is responsible for our legal affairs and managing the legal department. Prior to joining the Company, Mr. Oginsky was an attorney in private practice for five years with various firms, where his practice focused primarily on representing ITCTransmission and other energy clients on regulatory, administrative litigation, transactional, property tax and legislative matters.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the elements of compensation for our chief executive officer, our chief financial officer and his immediate predecessor, and each of the three other most highly compensated executive officers who were serving as such at December 31, 2009. We refer to these individuals collectively as the NEOs. The Compensation Committee of our Board establishes and reviews the compensation for the NEOs, while implementation and day-to-day administration of our compensation programs is performed by our employees.

Objectives of Compensation Program

The objective of our compensation program is to attract, retain, and motivate exceptional managers and employees, and to maintain the focus of those managers and employees on providing value to customers and shareholders by:

•	performing best-in-class utility operations;

•	improving reliability, reducing congestion, and facilitating access to generation resources; and

•	utilizing our experience and skills to seek and identify opportunities to invest in needed transmission and optimize the value of those investments.

Our compensation program is designed to motivate and reward individual and corporate performance. Our compensation philosophy is to:

•	Provide for flexibility in pay practices to recognize our unique position and growth proposition;

•	Use a market-based pay program aligned with pay-for-performance objectives;

•	Be competitive with the market in all pay elements relating to compensation for current services, while leveraging incentives where possible;

•	Utilize market compensation studies to verify competitiveness and ensure continued competitiveness;

•	Align long-term incentive awards with improvements in shareholder value;

•	Provide benefits through flexible, cost-effective plans and maintain above-market benefits while taking into account business needs and affordability; and

•	Provide other non-monetary awards to recognize and incentivize performance.

When reviewing the compensation program, the Compensation Committee considers the impact of the program on the Company’s risk profile. The Compensation Committee believes that the executive compensation program has been structured with the appropriate mix and design of elements to provide strong incentives for executives to balance risk and reward, without incentivizing excessive risk taking. The Compensation Committee believes that risks arising from the compensation program are not likely to have a material adverse effect on the Company.

Exclusion of Pre-IPO Related Amounts from Normal Compensation Amounts

On July 26, 2005, we became a public company following our initial public offering, or IPO. Certain dollar amounts, referred to as “Pre-IPO Related Amounts,” are included in the Summary Compensation Table in this proxy statement. However, those amounts are legacy issues, which are tied to and result from certain NEOs’ personal investments and assumed risks, and other arrangements, made while we were privately held. Accordingly, the Compensation Committee believes those legacy amounts should not be viewed as part of the NEOs’ normal compensation for purposes of measuring against the objectives of our compensation program or for comparisons to public company executive compensation. The Compensation Committee believes that NEO compensation, excluding the Pre-IPO Related Amounts, is fair and reasonable as compared to peer company compensation and meets the objectives of our compensation program outlined above. Amounts that are Pre-IPO Related Amounts, and the compensation of the NEOs after exclusion of the Pre-IPO Related Amounts, are identified in footnote 1 to the Summary Compensation Table.

We began operations on February 28, 2003, following the acquisition of our first operating utility subsidiary, ITCTransmission, from DTE Energy. To motivate management to meet challenges and cause us to grow, we, at the direction of our controlling shareholder at the time, International Transmission Holdings Limited Partnership, or ITHLP, established an equity participation program under which each executive officer at the time made personal equity investments in our common stock. Based on the number of shares purchased, we also made a grant of options to the executive. Certain executives, including certain NEOs, also received grants of restricted stock. All of these purchases and grants were subject to five-year vesting and transfer restrictions.

In connection with the IPO in 2005, each executive also waived contractual rights to sell stock in the IPO. In exchange, the executives were granted options based on the number of shares each executive could have sold, but chose not to sell, in the IPO. Because these equity grants are tied to NEOs’ personal investments and risks faced prior to the IPO, option awards made before July 26, 2005, which are included in the Outstanding Equity Awards At Fiscal Year End Table to the extent not previously exercised, are not considered by the Compensation Committee to be part of normal NEO compensation.

Under the ITC Holdings Corp. Executive Group Special Bonus Plan, or the Special Bonus Plan, the Compensation Committee is authorized to approve the crediting of special bonus amounts to plan participants and generally gives consideration to dividends paid, or expected to be paid, on our common stock. We adopted the Special Bonus Plan in June 2005 as a vehicle that could be used to compensate plan participants for the lost value of equity investments and grants that occurred prior to the IPO. Since inception, bonuses under the Special Bonus Plan have been credited to NEOs once each quarter. The amounts of the awards were equal to the approved per share quarterly dividend amount, multiplied by the number of our common shares underlying the options held by the NEO granted prior to the IPO and are immediately vested and paid. The amounts paid under the Special Bonus Plan in 2009 are set forth in footnote 2 to the Summary Compensation Table. The only participants in this plan are executives who were granted options during the pre-IPO period and special bonus amounts have been paid only with respect to options granted before the IPO. The Compensation Committee also considers these amounts to be tied to the investments made and risks faced by our executive officers prior to the IPO. Accordingly, the Compensation Committee does not consider amounts awarded under the Special Bonus Plan to be part of normal NEO compensation. The Special Bonus Plan awards that the Compensation Committee considers to be Pre-IPO Related Amounts are identified in footnote 1 to the Summary Compensation Table.

Finally, for Mr. Welch, the Change in Pension Value & Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table includes amounts associated with the Management Supplemental Benefit Plan, or MSBP. Mr. Welch retired under DTE Energy’s Management Supplemental Benefit Plan, though with lower benefits than he would have earned with additional service. In order to compensate Mr. Welch for the value of benefits he would have received had he remained with DTE Energy, the Company agreed to establish the MSBP such that his retirement benefits would be calculated to include service with DTE Energy, with the resulting amount offset by the benefits he is receiving from DTE Energy. The MSBP is described in detail in the Pension Benefits — Management Supplemental Benefit Plan section of this proxy statement following the Pension Benefits Table. The calculation of Mr. Welch’s benefit under the MSBP is affected by including awards to him under the

Special Bonus Plan prior to May 17, 2006, which are considered Pre-IPO Related Amounts as discussed above. The calculation also is affected by including awards to Mr. Welch under our former Dividend Equivalents Rights Plan, or DERP. The DERP was established in 2003 to preserve the value of options that previously were granted to executives and key employees upon a return of capital to shareholders that we issued that year. Under the DERP, upon affecting a return of capital to shareholders, a cash amount (equal to the per share return of capital multiplied by the number of options held by each executive and key employee) was credited to a bookkeeping account maintained for each DERP participant. Those amounts previously held in bookkeeping accounts under the DERP were paid out to each DERP participant in 2005 upon the plan’s termination. Similarly, because awards under the DERP are particularly tied to investments made and risks faced by our executive officers prior to the IPO, such awards also are considered to be Pre-IPO Related Amounts. Because awards under the Special Bonus Plan and DERP are Pre-IPO Related Amounts, the Compensation Committee does not include those amounts in the calculation of Mr. Welch’s benefit under the MSBP for purposes of reviewing his normal compensation. The component of the Change in Pension Value & Non-Qualified Deferred Compensation Earnings for Mr. Welch, which the Compensation Committee considers Pre-IPO Related Amounts due to the exclusion of Special Bonus Plan and DERP awards from Mr. Welch’s MSBP benefit calculation, is identified in footnote 1 to the Summary Compensation Table.

Review of Compensation Benchmarks and Relationship of Compensation Elements

The Compensation Committee has engaged in benchmarking total compensation paid to our executive officers. The benchmarking analysis compared the compensation of our executive officers, including the NEOs, to compensation paid to executives by two groups of peer companies.

At the beginning of 2009, the Compensation Committee engaged Hewitt Associates, or Hewitt, as its advisor on executive compensation issues, to provide market data on all of the components of compensation, including salary, bonus, long-term incentives and total compensation, for select executive officers, including the NEOs. The Compensation Committee also engages Hewitt to provide market data and comments about the design of our executive compensation programs with respect to both market practice and the unique strategic goals of our business model. Hewitt is engaged by and reports to the Compensation Committee and, at the Compensation Committee’s discretion, participates in its meetings and executive sessions. Executive compensation consulting is the only work that Hewitt performs for us. In January 2010, Hewitt spun off a portion of its executive compensation practice into a separate, entirely independent entity named Meridian Compensation Partners, LLC, or Meridian. Due to the importance of independence for board advisors on executive compensation, while maintaining consistent process, continuity of service and representation, the Compensation Committee may retain Meridian going forward as its independent executive compensation consultant.

During 2009, the Compensation Committee, through Hewitt, updated its 2008 benchmarking study that compared total compensation, including base salary, annual incentives and long term incentives paid to our executive officers, including the NEOs, to the 50th percentile of market compensation among the peer companies listed below. The benchmarking study determined that total compensation paid to our NEOs (excluding the Pre-IPO Related Amounts) continued to trail the market median as well as the Compensation Committee’s goal of targeting the 50th percentile for NEO compensation.

Because we are the only publicly traded company that exclusively owns stand-alone electricity transmission companies, the Compensation Committee for benchmarking purposes selected two different peer groups, which were used for previous studies. The first group, referred to as the Size and Industry Peer Group, consists of electric, gas and water utility companies, as well as some companies from other industries, that are comparable to our current size and projected future size as measured by market capitalization. The second group, referred to as the High Performance Peer Group, was based on non-financial companies in the Hewitt database with revenue below $4 billion that were in the 60th or higher percentile in both 5-year return on equity and 5-year compound annual growth in revenue for 2006. There are no utilities in the second group; rather the group was chosen to reflect our high growth and return profile. Periodically the composition of the peer groups will be reviewed and updated for consistency with the growth and performance profile of the Company. These two peer groups consist of the following entities:

Size and Industry Peer Group	High Performance Peer Group

Allegheny Energy, Inc.	AGL Resources Inc.
Applied Industrial Technologies	Alberto-Culver Company
Black Hills Corporation	Allergan, Inc.
Brady Corporation	Alliant Techsystems Inc.
Cabot Oil & Gas Corporation	BJ Services Company
Cleco Corporation	Briggs & Stratton Corporation
Dynegy Inc.	C. R. Bard, Inc.
El Paso Electric Company	Cabot Oil & Gas Corporation
ESCO Technologies Inc.	Chicago Bridge and Iron Company
Forest Oil Corporation	Church & Dwight Company
Graco Inc.	Curtiss-Wright Corporation
IDACORP Inc.	Del Monte Foods Company
IHS Group	Donaldson Company, Inc.
Midwest Independent Transmission System Operator, Inc.	Ferrellgas Partners, L.P.
Milacron Inc.	Fiserv, Inc.
PacifiCorp	Graco Inc.
Plains Exploration & Production Company	Hot Topic
Portland General Electric Company	Mylan Laboratories Inc.
Powerwave Technologies, Inc.	Noble Energy, Inc.
Rollins Inc.	Pioneer Natural Resources Company
Stericycle, Inc.
Thomas & Betts Corporation
WGL Holdings Inc.
Woodward Governor Company

In addition to the Compensation Committee’s benchmarking analysis, our chief executive officer reviews and examines market benchmark compensation, as well as individual responsibilities and performance, our compensation philosophy and other related information to determine the appropriate level of compensation for each of our NEOs. Mr. Welch evaluates the performance of the NEOs, other than himself, and makes recommendations on their salaries, bonus targets and long-term incentive awards. The Compensation Committee considers these recommendations in its decision making and confers with its compensation consultant to understand the impact and result of any such recommendations.

The Compensation Committee reviews and considers each element of compensation and all elements of compensation together in measuring total compensation packages as part of its benchmarking analyses and in measuring compensation packages against the objectives of our compensation program. In making compensation determinations, the Compensation Committee has not determined that compensation elements are to be set according to a pre-set or formulaic mix. The Compensation Committee retains full discretion to consider or disregard data collected through benchmarking or peer group studies in the course of setting executive compensation levels.

Cash Components of Compensation

The Compensation Committee does not have a pre-established mix of cash and non-cash compensation that it targets. Instead, it considers the value of each component of compensation as well as the value of total compensation as compared to market values. Compensation decisions are also considered in the context of individual and Company performance, retention concerns, the importance of the position and internal equity.

Base Salary.  The base salary component of each NEO’s annual cash compensation is based on the job responsibilities and individual contribution of each NEO and with reference to base salary levels of executives at peer companies.

While the Company’s NEOs generally trail the 50th percentile salary levels of both peer groups, due to economic conditions nationally and locally, the Compensation Committee did not make any changes to the salaries of the NEOs whose positions and roles within the Company did not change from the previous year. Notwithstanding the foregoing, the Compensation Committee made two salary adjustments in 2009 for NEOs whose positions changed during the year as well as establishing the compensation package for Mr. Bready.

In March 2009, the Compensation Committee approved an increase to Mr. Rahill’s base salary from $280,000 to $300,000, effective April 6, 2009, in connection with his promotion to president of ITC Grid Development, LLC, the Company’s subsidiary focused on development activities. Mr. Rahill had served as the Company’s chief financial officer since its inception and played a key role in two successful acquisitions. With this promotion, Mr. Rahill is expected to increase shareholder value by devoting his full-time attention to the profitable expansion of the Company into new geographic areas. The Compensation Committee considered Mr. Rahill’s past achievements and the expected benefits to the Company and shareholders when increasing his salary upon this promotion.

Also in March 2009, the Compensation Committee approved a compensation package for Mr. Bready. In establishing Mr. Bready’s cash compensation, the Compensation Committee considered both the benchmarking data it had obtained for 2009 and the importance of his position relative to other NEOs, as well as the compensation package he had in his previous position. In reviewing all of these factors, the Compensation Committee determined that a base salary of $300,000 and a target bonus of 100% were the appropriate amounts. The total cash compensation was determined in the context that NEOs would receive 2009 equity grants with a target grant date fair value of 150% of base salary.

In May 2009, the Compensation Committee approved an immediate increase to Mr. Oginsky’s base salary from $228,000 to $270,000 in connection with his promotion from Vice President to Senior Vice President of the Company. As Vice President and General Counsel, Mr. Oginsky had served as a key member of the management team, and previous benchmarking analyses showed his salary to be below the market 50th percentile. The Compensation Committee considered the market comparison, as well as Mr. Oginsky’s contributions to the Company’s success and his pay in comparison to that of the other senior executives in granting him an 18% salary increase in connection with his promotion to Senior Vice President.

Accordingly, base salaries of our NEOs are as follows:

Name	Current Salary

Joseph L. Welch	$735,000
Cameron M. Bready	$300,000
Edward M. Rahill	$300,000
Linda H. Blair	$344,000
Jon E. Jipping	$344,000
Daniel J. Oginsky	$270,000

Mr. Welch’s base salary approximates the 50th percentile of the peer groups, while the other NEOs’ base salaries remain considerably below the peer group medians.

Bonus Compensation.  Annual bonus awards based on corporate performance goals, as well as occasional cash bonuses made on a discretionary basis upon completion of significant projects or milestones, are used to provide incentives for and reward contributions to our growth and success. Annual corporate performance bonuses awarded to NEOs for 2009 are listed in the Non-Equity Incentive Plan Compensation column of the Summary

Compensation Table in this proxy statement, NEOs’ discretionary bonuses for 2009 are listed in the Bonus column of the Summary Compensation Table, and each are described below.

Early each year, the Compensation Committee approves our annual corporate performance bonus plan goals and targets, which are based on key Company objectives: operational excellence and superior financial performance. The same corporate performance goals and targets generally are used in determining annual bonus compensation for all of our employees. The corporate performance goals and targets, accordingly, are designed to align the interests of customers, shareholders, management and all employees, and encourage teamwork and coordination among all of our executives and employees with a common focus on the growth and success of the Company. Target amounts for the corporate performance goals are determined based on long-term strategic plans, historical performance, expectations for future growth and desired improvement over time. Weights are assigned to each goal based on areas of focus during the year and difficulty in achieving target performance. Weights are also assigned so that there is a balance between operational and financial goals.

The annual bonus plan performance goals are individually weighted. Each goal operates independently, and, for most goals, there is not a range of acceptable performance; if a goal is not achieved, there is no payout for that goal. We do not pay for achieving below-target performance on any goal, but we will pay for achievement of target performance on those goals that are achieved even though other goals may not be achieved. The bonus goal targets are established to motivate employees towards operational excellence and superior financial performance and are designed to be challenging to meet, while remaining achievable. Corporate performance goal criteria approved by the Compensation Committee for 2009, and actual bonus results, were:

Goal	Rationale for Goal	Rationale for Target	Weight	2009 Bonus Payout

Safety as measured by lost time	Maintaining the safety of our employees and contractors is a core value and is at the foundation of our success.	Target increased to reflect increase in exposure due to increase in number of operating subsidiaries and resulting increase in employees and contractors.	5%	5%
Safety as measured by recordable incidents	Maintaining the safety of our employees and contractors is a core value and is at the foundation of our success.	Target was the same as in 2008 despite increase in exposure due to increase in number of operating subsidiaries and resulting increase in employees and contractors.	5%	5%
Compliance with NERC mandatory reliability standards	Compliance with NERC mandatory reliability standards is critical to ensuring system reliability.	Target was set to maintain compliance with mandatory standards.	5%	0%
ITCTransmission outage frequency	Reducing and limiting system outages is critical to ensuring system reliability.	Target was intended to move company towards best-in-class system performance and to encourage efforts such as root cause analysis to reduce the number of outages. The 2009 goal reflected top quartile performance.	5%	5%

Goal	Rationale for Goal	Rationale for Target	Weight	2009 Bonus Payout

METC outage frequency	Reducing and limiting system outages is critical to ensuring system reliability.	Target was intended to move company towards best-in-class system performance and to encourage efforts such as root cause analysis to reduce the number of outages. The 2009 goal reflected top quartile performance.	5%	0%
ITC Midwest outage frequency	Reducing and limiting system outages is critical to ensuring system reliability.	Target was intended to move company towards best-in-class system performance and to encourage efforts such as root cause analysis to reduce the number of outages. The 2009 goal was 30% lower than actual 2008 outages.	5%	5%
ITCTransmission Field Operation and Maintenance Plan	Performing necessary preventive maintenance is critical to ensuring system reliability.	Target was reflective of goal to catch up on historically deferred maintenance and also complete the normal maintenance schedule.	5%	5%
METC Field Operation and Maintenance Plan	Performing necessary preventative maintenance is critical to ensuring system reliability.	Target was reflective of goal to catch up on historically deferred maintenance and also complete the normal maintenance schedule.	5%	5%
ITC Midwest Field Operation and Maintenance Plan	Performing necessary preventative maintenance is critical to ensuring system reliability.	Target was reflective of goal to catch up on historically deferred maintenance and also complete the normal maintenance schedule.	5%	5%
ITCTransmission Capital Project Plan	Performing necessary system upgrades is critical to ensuring system reliability, providing a robust transmission grid and delivering financial performance.	The 2009 ITCTransmission capital project plan was smaller than the 2008 plan but reflected projects that were more difficult to accomplish.	5-10%	10%
METC Capital Project Plan	Performing necessary system upgrades is critical to ensuring system reliability, providing a robust transmission grid and delivering financial performance.	The 2009 METC capital project plan was 16% larger than the 2008 plan and more difficult to accomplish.	5-10%	10%

Goal	Rationale for Goal	Rationale for Target	Weight	2009 Bonus Payout

ITC Midwest Capital Project Plan	Performing necessary system upgrades is critical to ensuring system reliability, providing a robust transmission grid and delivering financial performance.	The 2009 ITC Midwest capital project plan was 18% larger than the 2008 plan and more difficult to accomplish.	5-10%	10%
Non-field Operation and Maintenance expense	Controlling general and administrative expenses is an important part of controlling rates charged to transmission customers.	The 2009 target was set to drive efforts to reduce general and administrative expenses across all operating subsidiaries.	10%	10%
EBITDA(1)	EBITDA is an important measure of the Company’s current financial performance.	The 2009 EBITDA goal was 12% higher than 2008 actual performance, reflecting continued growth.	15%	15%
Total			100%	90%

(1)	We define EBITDA as net income plus income taxes, depreciation and amortization expense and interest expense; and excluding allowance for equity funds used during construction and certain other items not related to operating performance, such as loss on extinguishment of debt.

Additionally, to further motivate management to provide value to shareholders, we include a performance factor for our executives, including the NEOs, under which their annual bonus awards may be increased by as much as 100 percent based on our relative total return to shareholders compared to the Dow Jones Utility Average Index companies. The factor can be applied only if our total return to shareholders is positive for the year. Moreover, the factor has the effect of increasing the earned bonus award only when relative return to shareholders exceeds the 50th percentile of the group and is determined as follows:

ITC’s Total Return to Shareholders relative to each of
the Dow Jones Utility Average Companies	Performance Factor

1st to 50th percentile	1.0
51st to 60th percentile	1.2
61st to 70th percentile	1.4
71st to 80th percentile	1.6
81st to 90th percentile	1.8
91st to 100th percentile	2.0

We computed 2009 total return to shareholders as follows:

A: Calculated the average of the closing prices from December 17, 2008 to January 15, 2009

B: Calculated the average of the closing prices from December 17, 2009 to January 15, 2010

C: Calculated total dividends paid per share in 2009

Total Return to Shareholders:(B − A + C)/A

Our 2009 total return to shareholders was 27.8%, which ranked as the fourth highest and the 81st percentile compared to the Dow Jones Utility Average Index companies. This ranking equated to a performance factor of 1.8.

Bonuses are based on target bonus amounts, which for each employee is a percentage of his or her base salary. The Compensation Committee considers each individual’s job responsibilities and the results of its benchmarking analysis when determining target bonus levels. For 2009, target bonus levels were 125% of base salary for Mr. Welch and 100% of base salary for Ms. Blair and Messrs. Bready, Jipping, Oginsky and Rahill. The benchmarking study showed that Mr. Welch’s target bonus opportunity is above the 50th percentile compared to CEOs in our peer groups. In establishing the target at 125%, the Compensation Committee considered this information along with Mr. Welch’s leading role in the industry and his pivotal role in the growth of the Company. The target bonus percentages for the other NEOs are also above the 50th percentile of the market; however, when these percentages are applied to their base salaries, which are below the 50th percentile, they produce total cash compensation values that are generally consistent with market practice.

Company performance on the incentive plan goals, including the performance factor based on total return to shareholders that is applicable only to executives, resulted in a bonus calculation for 2009 for executives, including NEOs, according to the following formula:

Base Salary x Target Bonus (% of base salary) x Achievement of Corporate Goals (90%) x Performance Factor (1.8)
= Annual Bonus Amount

For fiscal year 2010, the Compensation Committee approved corporate performance goals for the annual bonus award similar to the 2009 criteria, including the performance factor for NEOs and other executives.

In February 2006, the Compensation Committee approved the Executive Cash Bonus Agreement between the Company and Mr. Oginsky to offer him additional financial incentive to provide continuing services to the Company in lieu of the equity-based compensation previously received by other executive officers. The agreement provided that Mr. Oginsky would receive a cash bonus in the amount of $120,000 on August 1 of each of the years 2006, 2007, 2008 and 2009. The bonus for any year would not have been payable if Mr. Oginsky’s employment had been terminated by him without “good reason” or by the Company for “cause” (each as defined in the Executive Cash Bonus Agreement) prior to August 1 of such year. If Mr. Oginsky’s employment was otherwise terminated, he was entitled to receive all unpaid bonus payments in a lump sum within 15 days after termination. The final installment under this agreement was paid in 2009.

In May 2009, the Compensation Committee approved additional cash bonuses for substantially all employees in conjunction with the successful completion of certain significant regulatory milestones relating to the Hugo to Valliant transmission line project. The total bonus award amount to be paid to employees was recommended by management to the Compensation Committee and generally was divided among employees on a pro rata basis equal to the percentage of the total annual incentive award payout received by each employee, with certain employees, including Messrs. Oginsky and Rahill, receiving additional amounts in recognition of significant contributions to the project. The bonus was paid in August 2009.

Similarly, in January 2010, the Compensation Committee approved discretionary cash bonuses for substantially all employees in conjunction with the successful completion of certain significant regulatory milestones relating to the KETA Phase I transmission project. The bonus award amount was recommended by management to the Compensation Committee and was paid on a pro rata basis equal to the percentage of the total annual incentive award payout received by each employee. The bonus was paid in January 2010.

Equity-Based Grants

In March 2009, as part of Mr. Bready’s overall compensation package the Compensation Committee approved a grant of restricted stock with a grant date fair value of $500,000 to be made in conjunction with his employment with Company. Consistent with all grants to new hires at the Company, this restricted stock award has a five year cliff vesting provision. While not intended to bring him to the level of ownership of the longer-service NEOs, the grant was made with the goal of accelerating his compliance with the Company’s executive stock ownership guidelines and in consideration of building alignment between Mr. Bready and the other NEOs.

In May 2009, the Compensation Committee approved grants of restricted stock and stock options to employees, including the NEOs, under the Amended and Restated ITC Holdings Corp. 2006 Long Term Incentive Plan, or LTIP. The primary purpose of the LTIP is to encourage equity ownership among our employees, non-employee directors and consultants in order to align their interests with those of shareholders. The LTIP is designed to enhance our ability to attract, motivate and retain qualified managers and employees, and encourage strong performance. It also is designed to motivate future growth through individual performance and, in turn, strong Company performance. The amounts and terms of grants made under the LTIP are described in the narrative following the Grants of Plan-Based Awards Table in this proxy statement.

The Compensation Committee approved awards under the LTIP based on our CEO’s recommendation derived from market data of our peer groups. The award grants are meant to reward, motivate and incent performance, as well as act as a retention mechanism. A total value for the award for each grantee, except Mr. Welch, was determined based on a percentage of salary. For the NEOs except Mr. Welch, the awards were targeted to be 150% of base salary. For Mr. Welch, the total value for the award was based on a target value of $1,100,000, which was then weighted between grants of restricted stock and options at 50% each. The mix for other NEOs was generally weighted toward options, with the awards being granted 30% in restricted stock and 70% in options. Hewitt provided the Compensation Committee with valuations of the options and restricted stock according to its modified Black-Scholes model, which was also applied to the equity awards of the peer group companies. In determining the size of grants under the LTIP and the split between options and restricted stock, the Compensation Committee considered the recommendation of the CEO in light of comparisons to peer company long-term incentive plan grants, expense to the Company and dilution of shareholder value, as well as amounts that it believes will motivate performance to achieve continued growth in shareholder value. The grants made to Ms. Blair and Messrs. Welch and Jipping were somewhat below the 50th percentile of the market values at that time, while Messrs. Rahill, Bready and Oginsky received grants that somewhat exceeded the 50th percentile. In light of the volatile nature of long-term incentives in the wake of significant stock market fluctuations and broader economic turmoil, the Committee continues to monitor and balance competitive practice, alignment with shareholders’ interests and cost considerations.

Pension Benefits

As is common in our industry and as established pursuant to our initial formation requirements pursuant to the acquisition agreement with DTE Energy for ITCTransmission, we maintain a tax-qualified defined benefit retirement plan for eligible employees, comprised of a traditional pension component and a cash balance component. All employees, including the NEOs, participate in either the traditional component or the cash balance component. We have also established two supplemental nonqualified, noncontributory retirement benefit plans for selected management employees: the MSBP, in which only Mr. Welch participates and the Executive Supplemental Retirement Plan, or ESRP, in which all other NEOs participate. These plans provide for benefits that supplement those provided by our qualified defined benefit retirement plan. Benefits payable to the NEOs pursuant to the retirement plans are set by the terms of that plan. The Compensation Committee exercises no regular discretionary authority in the determination of benefits. The retirement plans may be modified, amended or terminated at any time, although no such action may reduce a NEO’s earned benefits and, with regard to the MSBP, changes must generally be agreed to by Mr. Welch. See Pension Benefits in this proxy statement for information regarding participation by the NEOs in our retirement plans as well as a description of the terms of the plans.

Benefits and Perquisites

The NEOs participate in a variety of benefit programs, which are designed to enable us to attract and retain our workforce in a competitive marketplace. These programs include our Savings and Investment Plan, which consists of a 401(k) component, a matching contribution component and a component that provides additional benefits for certain executives (“executive defined contribution plan”).

Our NEOs are provided a limited number of perquisites in addition to benefits provided to our other employees. The purpose of these perquisites is to minimize distractions from the NEOs’ attention to important Company initiatives, to facilitate their access to work functions and personnel, and to encourage interactions among NEOs and others within professional, business and local communities. NEOs are provided perquisites such as auto allowance, financial, estate and legal planning, income tax return preparation, annual physical, club memberships, personal liability insurance, and relocation assistance, as well as reimbursements for income taxes related to the inclusion of the value of the payment by the Company of these perquisites. Additionally, we own aircraft to facilitate the business travel schedules of our executives and other employees, particularly to locations that do not provide efficient commercial flight schedules. Mr. Welch and guests traveling with him are permitted to travel for personal business on our aircraft, with an annual limit on total incremental expense to the Company of $125,000 for such personal travel. In 2007, the Compensation Committee reviewed market data showing the prevalence of various perquisites in American industry. These perquisites are further discussed in footnote 6 to the Summary Compensation Table in this proxy statement.

Potential Severance Compensation

Pursuant to employment agreements, each NEO is entitled to certain benefits and payments upon a termination of his or her employment. Our new chief financial officer, Mr. Bready, became a party to our standard employment agreement for senior executive officers of the Company upon his hiring in April 2009 and Mr. Oginsky became a party to such agreement upon his promotion in May 2009. Benefits and payments to be provided vary based on the circumstances of the termination. The Compensation Committee believes it is important to provide this protection in order to ensure our NEOs will remain engaged and committed to us during an acquisition of the Company or other transition in management. See Employment Agreements and Potential Payments Upon Termination or Change in Control in this proxy statement for further detail on these employment agreements, including a discussion of the compensation to be provided upon termination or a change in control.

In addition to severance benefits identified in their employment agreements, NEOs are eligible to receive certain payments or benefits due to a termination of employment or change in control of the Company, which would be related to grants made under the 2003 Plan, the LTIP, or our benefits plans. The NEOs’ eligibility for such payments or benefits is identified in the descriptions of those plans in this proxy statement. Because these agreements are provided to satisfy different objectives than our regular compensation program, and because they are by definition contingent in nature, decisions made regarding these programs do not affect our regular compensation program.

Deductibility of Executive Compensation

Section 162(m) of the Code restricts the deductibility of executive compensation paid to a company’s chief executive officer and any of the four other most highly compensated executive officers at the end of any fiscal year to not more than $1,000,000 in annual compensation (including the value of restricted stock and deferred stock units as they vest and the gain from the exercise of certain stock option grants). Certain performance-based compensation is exempt from this limitation if it complies with the various conditions described in Section 162(m). In general, our stock options and cash incentive compensation arrangements are designed to cause compensation realized in connection with the plans to comply with these conditions and be exempt from the Section 162(m) restriction on deductibility, to the extent permissible.

Other components of our compensation program may result in payments from time to time that would be subject to the restriction on deductibility, but we do not believe the effect of the restriction on us is currently material or that further action to qualify compensation for deductibility is necessary at this time. It may be appropriate to exceed the limitations on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that is consistent with the best interests of us and our shareholders, and we reserve the authority to approve non-deductible compensation in appropriate circumstances. We continue to evaluate from time to time the advisability of qualifying future executive compensation programs for exemption from the Section 162(m) restriction on deductibility.

Stock Ownership Guidelines

In furtherance of our objective to align the interests of management with shareholders, effective August 16, 2006, the Compensation Committee adopted stock ownership guidelines applicable to executive officers. Under these guidelines, executive officers, including NEOs, must meet the applicable stock ownership guideline by the later of August 16, 2011 or the fifth anniversary of when the guidelines first become applicable to the individual. The guidelines require ownership of shares of our common stock valued at five times annual salary in the case of the chief executive officer, three times annual salary in the case of executive and senior vice presidents and two times annual salary in the case of other executive officers. The Compensation Committee determined the ownership levels in reliance on comparisons to peer company stock ownership guideline policies. Shares issuable upon exercise of vested in-the-money stock options, shares (including shares of restricted stock) owned directly, shares owned through various employee benefit plans and shares previously owned by executives but placed in trust for family members count towards the ownership threshold. Stock ownership positions could be considered as a factor in promotion or succession decisions and failure to maintain the applicable minimum ownership threshold may result in payment of only a portion of annual incentives in our common stock or other action by the Compensation Committee. Restricted stock awards may not be sold after vesting unless the individual is in compliance with the applicable ownership guideline, subject to hardship exceptions approved by the chief executive officer (or by the Compensation Committee, in the case of an exception to be approved on behalf of the chief executive officer). The Compensation Committee may modify, amend, waive, suspend or rescind any aspect of the guidelines at any time. Each of the NEOs is in compliance at this time with the stock ownership guidelines.

Compensation Committee Report

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with management and, based on the review and discussions with management, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

LEE C. STEWART	EDWARD G. JEPSEN	RICHARD D. MCLELLAN	G. BENNETT STEWART

Summary Compensation

The following table provides a summary of compensation paid or accrued by the Company and its subsidiaries to or on behalf of the NEOs for services rendered by them during each of the last three calendar years, as required by SEC rules and regulations. As stated in the Compensation Discussion and Analysis section of this proxy statement, the NEOs received certain amounts disclosed as compensation below but which are tied to and result from personal investments and assumed risks, and other arrangements, made while the Company was privately held (referred to throughout this proxy statement as Pre-IPO Related Amounts). Footnote 1 to this Summary Compensation Table identifies amounts considered by the Compensation Committee to be Pre-IPO Related Amounts, which the Compensation Committee does not consider part of NEOs’ normal compensation. Footnote 1 also shows compensation paid to the NEOs in each of the last three calendar years, excluding Pre-IPO Related Amounts, which the Compensation Committee considers NEOs’ normal compensation.

Summary Compensation Table (1)

							Change in
							Pension
							Value & Non-
						Non-Equity	qualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation		All Other
			Bonus	Awards	Awards	Compensation	Earnings		Compensation
Name	Year	Salary ($)	($)(2)	($)(3)	($)(3)	($)(4)	($)(5)		($)(6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)	(j)

Joseph L. Welch,	2009	$737,827	$1,164,369	$634,566	$555,063	$1,488,375	$147,370	(7)	$148,891	$4,876,461
President, CEO &	2008	$678,654	$1,098,902	$1,117,003	$730,355	$826,875	$3,133,475		$168,833	$7,754,097
Director	2007	$512,231	$1,569,810	$260,003	$735,197	$1,232,500	$808,001		$90,007	$5,207,749
Cameron M. Bready,	2009	$217,692	$219,706	$717,508	$317,896	$340,200	$21,904		$155,247	$1,990,153
SVP, Treasurer and CFO(8)
Edward M. Rahill,	2009	$296,385	$205,590	$152,531	$317,896	$486,000	$87,861		$56,566	$1,602,829
SVP, President — ITC	2008	$271,308	$186,340	$118,709	$203,336	$371,000	$146,335		$54,607	$1,351,635
Grid Development	2007	$247,116	$457,104	$52,497	$86,597	$425,000	$87,223		$57,602	$1,413,139
Linda H. Blair,	2009	$345,323	$189,752	$174,912	$364,523	$557,280	$43,345		$53,741	$1,728,876
EVP & CBO	2008	$317,723	$183,151	$145,840	$249,811	$455,800	$79,568		$48,545	$1,480,438
	2007	$257,275	$455,640	$55,452	$91,447	$448,800	$41,069		$53,451	$1,403,134
Jon E. Jipping,	2009	$345,323	$99,959	$174,912	$364,523	$557,280	$84,414		$67,778	$1,694,189
EVP & COO	2008	$317,723	$91,575	$145,840	$249,811	$455,800	$151,717		$55,125	$1,467,591
	2007	$256,458	$283,918	$55,452	$91,447	$448,800	$56,190		$49,293	$1,241,558
Daniel J. Oginsky,	2009	$255,208	$210,544	$137,307	$286,108	$437,400	$25,571		$49,077	$1,401,215
SVP & General	2008	$218,908	$197,754	$96,639	$165,582	$302,100	$44,019		$39,257	$1,064,259
Counsel	2007	$194,627	$368,814	$35,626	$58,791	$336,600	$28,434		$40,059	$1,062,951

(1)	The following two tables show, first, a breakdown of the Pre-IPO Related Amounts and, second, compensation for NEOs after excluding the Pre-IPO Related Amounts.

Pre-IPO Related Amounts

			Change in
			Pension
			Value & Non-
			qualified
			Deferred
			Compensation
		Bonus	Earnings
Name	Year	($)	($)	Total ($)

Joseph L. Welch	2009	$1,154,309	$69,858	$1,224,167
	2008	$1,098,902	$371,066	$1,469,968
	2007	$1,569,810	$279,853	$1,849,663
Cameron M. Bready	2009	—	—	—
Edward M. Rahill	2009	$195,735	—	$195,735
	2008	$186,340	—	$186,340
	2007	$350,853	—	$350,853
Linda H. Blair	2009	$185,985	—	$185,985
	2008	$183,151	—	$183,151
	2007	$343,440	—	$343,440
Jon E. Jipping	2009	$96,192	—	$96,192
	2008	$91,575	—	$91,575
	2007	$171,718	—	$171,718
Daniel J. Oginsky	2009	$81,674	—	$81,674
	2008	$77,754	—	$77,754
	2007	$164,664	—	$164,664

Compensation After Excluding Pre-IPO Related Amounts

							Change in
							Pension
							Value &
						Non-Equity	Non-qualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	Year	($)	($)	($)	($)	($)	($)	($)	($)

Joseph L. Welch	2009	$737,827	$10,060	$634,566	$555,063	$1,488,375	$77,512	$148,891	$3,652,295
	2008	$678,654	—	$1,117,003	$730,355	$826,875	$2,762,409	$168,833	$6,284,129
	2007	$512,231	—	$260,003	$735,197	$1,232,500	$528,148	$90,007	$3,358,086
Cameron M. Bready	2009	$217,692	$219,706	$717,508	$317,896	$340,200	$21,904	$155,247	$1,990,153
Edward M. Rahill	2009	$296,385	$9,855	$152,531	$317,896	$486,000	$87,861	$56,566	$1,407,094
	2008	$271,308	—	$118,709	$203,336	$371,000	$146,335	$54,607	$1,165,295
	2007	$247,116	$106,251	$52,497	$86,597	$425,000	$87,223	$57,602	$1,062,286
Linda H. Blair	2009	$345,323	$3,767	$174,912	$364,523	$557,280	$43,345	$53,741	$1,542,891
	2008	$317,723	—	$145,840	$249,811	$455,800	$79,568	$48,545	$1,297,287
	2007	$257,275	$112,200	$55,452	$91,447	$448,800	$41,069	$53,451	$1,059,694
Jon E. Jipping	2009	$345,323	$3,767	$174,912	$364,523	$557,280	$84,414	$67,778	$1,597,997
	2008	$317,723	—	$145,840	$249,811	$455,800	$151,717	$55,125	$1,376,016
	2007	$256,458	$112,200	$55,452	$91,447	$448,800	$56,190	$49,293	$1,069,840
Daniel J. Oginsky	2009	$255,208	$128,870	$137,307	$286,108	$437,400	$25,571	$49,077	$1,319,541
	2008	$218,908	$120,000	$96,639	$165,582	$302,100	$44,019	$39,257	$986,505
	2007	$194,627	$204,150	$35,626	$58,791	$336,600	$28,434	$40,059	$898,287

(2)	The compensation amounts reported in this column include, among others, special bonus awards under the Special Bonus Plan. Such bonuses are awarded at the sole discretion of the Compensation Committee. Special bonuses awarded by the Compensation Committee to date have been equal to per share dividend amounts paid by the Company multiplied by the number of options granted in 2003 and 2005 that continue to be held by plan participants and all such bonuses are now vested. In addition, NEOs other than Mr. Welch received discretionary bonuses in recognition of the integral role they played in the successful acquisition of the transmission assets of Interstate Power and Light Company during 2007. In 2009, all NEOs received discretionary bonuses in recognition of certain achievements related to the Hugo to Valliant development project, which are included in this column. In 2009, Mr. Bready received a signing bonus and was compensated for a claw-back bonus due from him to his predecessor employer. These bonuses are included in the Bonus column for him. Finally, Mr. Oginsky’s bonus pursuant to the Executive Cash Bonus Agreement is included for each of the last three years. Each of these bonuses, other than those awarded under the Special Bonus Plan, is set forth in the following table under Other Bonuses:

		Special		Total
		Bonus	Other	Bonus
Name	Year	($)	Bonuses ($)	($)

Joseph L. Welch	2009	$1,154,309	$10,060	$1,164,369
	2008	$1,098,902	—	$1,098,902
	2007	$1,569,810	—	$1,569,810
Cameron M. Bready	2009	—	$219,706	$219,706
Edward M. Rahill	2009	$195,735	$9,855	$205,590
	2008	$186,340	—	$186,340
	2007	$350,854	$106,250	$457,104
Linda H. Blair	2009	$185,985	$3,767	$189,752
	2008	$183,151	—	$183,151
	2007	$343,440	$112,200	$455,640
Jon E. Jipping	2009	$96,193	$3,767	$99,959
	2008	$91,575	—	$91,575
	2007	$171,718	$112,200	$283,918
Daniel J. Oginsky	2009	$81,674	$128,870	$210,544
	2008	$77,754	$120,000	$197,754
	2007	$164,664	$204,150	$368,814

(3)	The amounts reported in these columns represent the fair value of stock option and restricted stock awards granted in 2009 to the NEOs under the LTIP, excluding any forfeiture reserves recorded for these awards. The grant date present value of the stock options was determined in accordance with FASB ASC Topic 718 using a Black-Scholes option pricing model. The options have a term of 10 years from date of grant, with a remaining future life of 9.6 years for 2009 grants, 8.6 years for 2008 grants and 7.6 years for 2007 grants. Weighted average assumption used in the valuation of the 2009 options include an expected volatility of 37.5%, a risk-free interest rate of 2.44%, an expected life of 6 years, an expected dividend yield of 2.95%, and an underlying share price of $41.37. The restricted stock award granted to Mr. Bready upon his employment was recorded at fair value at the date of the grant, which is equivalent to the underlying share price of $43.28. The remaining 2009 restricted stock awards are recorded at fair value at the date of grant, which is equivalent to the underlying share price of $41.37. Weighted average assumption used in the valuation of the 2008 options include an expected volatility of 24.7%, a risk-free interest rate of 3.36%, an expected life of 6 years, an expected dividend yield of 2.14%, and an underlying share price of $56.88 per share. The stock award amount for 2009 also includes the fair value of the deferred stock units paid to Mr. Welch described in footnote 3 to the Grants of Plan Based Awards Table. The weighted average grant date fair value of the deferred stock units granted in 2009 was $43.54. The 2008 restricted stock awards are recorded at fair value at the date of grant, which is equivalent to the underlying share price of $56.88 per share. The stock award amount for 2008 also includes the fair value of the deferred stock units paid to Mr. Welch described in footnote 3 to the Grants of Plan Based Awards Table. The weighted average grant date fair value of the deferred stock units granted in 2008 was $55.49. Weighted average assumption used in the valuation of the 2007 options include an expected volatility of 21.3%, a risk-free interest rate of 4.47%, an expected life of 6 years, an expected dividend yield of 2.71%, and an underlying share price of $42.82 per share. The 2007 restricted stock awards are recorded at fair value at the date of grant, which is equivalent to the underlying share price of $42.82 per share.

(4)	The amounts reported in this column include cash awards tied to the achievement of annual Company performance goals under our bonus plan in effect for each of 2009, 2008 and 2007. Each year, the Compensation Committee sets the targets for bonuses as well as the appropriate financial and operational metrics. For 2007 and 2008, the Compensation Committee selected safety, outage frequency, priority maintenance activities, capital project plan, non-field O&M, and earnings before interest, taxes, depreciation and amortization. In 2009, the Compensation Committee added reliability compliance to the above list. Also reflected in this column are cash awards paid in 2008 to NEOs except Mr. Welch, tied to the achievement of goals with respect to the Company’s integration of the IPL assets during 2008. The Compensation Committee set the goals in 2007, which included completing transition of independent system operation and network and third party billing, completing personnel hiring and training, warehouse set-up and tools/equipment procurement, transferring of franchises and timely compliance filings. All of the integration goals were achieved. Payout was equal to half of the 2007 annual incentive plan bonus based on 2008 base salary, calculated as follows:

2008 Base Salary x Target Bonus (100% of base salary) x
Achievement of Corporate Goals (85% for 2007) ÷ 2
= Bonus Amount

(5)	All amounts reported in this column pertain to the tax-qualified defined benefit pension plan and two supplemental nonqualified, noncontributory retirement plans maintained by the Company. None of the income on nonqualified deferred compensation was above-market or preferential. Variation in the amounts from year to year reflects the formulas on which the benefits are calculated, which formulas have not been revised.

(6)	All Other Compensation includes amounts for auto allowance, financial, estate and legal planning, income tax return preparation, annual physical, club memberships, personal liability insurance, relocation assistance, personal use of company aircraft (for Mr. Welch only), and for other benefits such as Company contributions on behalf of the NEOs pursuant to the matching and executive defined contribution plan components of the Savings and Investment Plan, as well as reimbursements for income taxes related to the inclusion of the value of the payment by the Company of these perquisites. Perquisites have been valued for purposes of these tables on the basis of the aggregate incremental cost to the Company. These benefits and perquisites for 2009, 2008 and 2007 are itemized in the table below as required by applicable SEC rules.

			Executive
			Defined
			Contribution			Personal
			Plan —			Use of
		401(k)	Employer	Tax	Relocation	Company	Other
Name	Year	Match	Contribution	Reimbursements	Assistance	Aircraft	Benefits	Total

Joseph L. Welch	2009	$14,700	$17,800	$41,075	—	$45,883	$29,433	$148,891
	2008	$13,800	$16,700	$34,619	—	$67,139	$36,575	$168,833
	2007	$13,500	$11,303	$11,147	—	—	$54,057	$90,007
Cameron M. Bready	2009	$9,886	$13,103	$400	$124,043	—	$7,815	$155,247
Edward M. Rahill	2009	$14,700	$17,800	$4,338	—	—	$19,728	$56,566
	2008	$13,800	$16,700	$4,343	—	—	$19,764	$54,607
	2007	$13,500	$11,303	$7,879	—	—	$24,920	$57,602
Linda H. Blair	2009	$13,150	$17,800	$3,818	—	—	$18,973	$53,741
	2008	$12,350	$16,700	$2,466	—	—	$17,029	$48,545
	2007	$12,250	$11,303	$6,699	—	—	$23,199	$53,451
Jon E. Jipping	2009	$13,150	$17,800	$9,545	—	—	$27,283	$67,778
	2008	$12,350	$16,700	$4,894	—	—	$21,181	$55,125
	2007	$12,250	$11,303	$4,765	—	—	$20,975	$49,293
Daniel J. Oginsky	2009	$13,150	$17,800	$3,017	—	—	$15,110	$49,077
	2008	$12,350	$16,700	$1,318	—	—	$8,889	$39,257
	2007	$12,250	$11,303	$3,756	—	—	$12,750	$40,059

(7)	The decrease in this amount is attributable to an increase in the assumed retirement age for Mr. Welch from 62 to 65.

(8)	Mr. Bready joined the Company in April 2009.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to a NEO during 2009.

Grants of Plan-Based Awards Table

					All Other		All Other		Grant
					Stock		Option	Exercise	Date Fair
					Awards:		Awards:	or Base	Value of
					Number of		Number of	Price of	Stock and
		Estimated Future Payouts Under Non-Equity			Shares of		Securities	Option	Option
	Grant	Incentive Plan Awards			Stock or		Underlying	Awards	Awards
Name	Date	Threshold ($)	Target ($)(1)	Maximum ($)(1)	Units (#)		Options (#)	($/Sh)	($)(2)
(a)	(b)	(c)	(d)	(e)	(i)		(j)	(k)	(l)

Joseph L. Welch	3/16/09	—	—	—	88	(3)	—	—	$3,155
	5/19/09	—	—	—	15,022		46,534	$41.37	$1,176,523
	6/15/09	—	—	—	73	(3)	—	—	$3,205
	9/15/09	—	—	—	73	(3)	—	—	$3,364
	12/15/09	—	—	—	67	(3)	—	—	$3,381
		—	$918,750	$1,837,500	—		—	—	—
Cameron M. Bready	4/6/09	—	—	—	13,054		—	—	$564,977
	5/19/09	—	—	—	3,687		26,651	$41.37	$470,427
		—	$300,000	$600,000	—		—	—	—
Edward M. Rahill	5/19/09	—	—	—	3,687		26,651	$41.37	$470,427
		—	$300,000	$600,000	—		—	—	—
Linda H. Blair	5/19/09	—	—	—	4,228		30,560	$41.37	$539,435
		—	$344,000	$688,000	—		—	—	—
Jon E. Jipping	5/19/09	—	—	—	4,228		30,560	$41.37	$539,435
		—	$344,000	$688,000	—		—	—	—
Daniel J. Oginsky	5/19/09	—	—	—	3,319		23,986	$41.37	$423,415
		—	$270,000	$540,000	—		—	—	—

(1)	The compensation reported reflects the annual cash awards tied to the achievement of annual Company performance goals under our 2009 bonus plan. The target payout for 2009 was set at 125% of base salary for Mr. Welch and 100% of base salary for the other NEOs. The amount shown in Column (e) represents the potential payout based on maximum achievement of the bonus goals and the performance factor, under which NEOs’ annual bonus awards could be increased up to two times the target amount based on our total return to shareholders compared to the Dow Jones Utility Average Index. The actual bonus payments earned were based on an achievement of 90% of bonus targets and a performance factor of 1.8. Actual dollar amounts paid are disclosed and reported in the Summary Compensation Table as Non-Equity Incentive Plan Compensation. Plan awards were earned in 2009 and paid in February 2010. For more information regarding the corporate goals for 2009, see Compensation Discussion and Analysis — Cash Components of Compensation — Bonus Compensation in this proxy statement.

(2)	Grant Date Fair Value consists of stock options and restricted stock awarded under the LTIP with a grant date of May 19, 2009 and, for Mr. Bready, a grant of 13,054 shares of restricted stock as a hire-on grant upon his employment on April 6, 2009. See footnote 3 of the Summary Compensation Table for a description of the inputs used to value the stock options under the Black-Scholes option pricing model. The restricted stock awards reflected here are recorded at fair value at the date of grant, $41.37 per share for the May 19, 2009 grants and $43.28 per share for Mr. Bready’s April 6, 2009 grant.

(3)	This compensation represents additional deferred stock units paid pursuant to dividend equivalent rights relating to the unsettled portion of the deferred stock unit grant made to Mr. Welch pursuant to the LTIP in 2008. The dividend equivalent rights provide that Mr. Welch will receive additional deferred stock units with a fair market value equal to the cash dividends he would have received on the shares underlying the deferred stock units he holds if such underlying shares of common stock had been outstanding on the record date for the dividend. The additional units will be settled in shares of our common stock at the same time as the units on which the dividend equivalents were received.

The Compensation Committee has established bonus targets as a percentage of the base salary for each NEO in consideration of benchmarking data on total cash compensation, the importance of the NEO’s position to the success of the Company, our need to create meaningful incentives to enhance performance and the culture of teamwork that makes our company successful. The Compensation Committee does not have a pre-established targeted allocation of cash compensation into its component elements of base salary and bonus.

The Compensation Committee may grant stock options, restricted stock, restricted stock units and performance based awards in the form of equity or cash under the LTIP with the terms of each award set forth in a written agreement with the recipient. Equity-based grants made in 2009 to the NEOs under the LTIP were made pursuant to terms stated in a restricted stock award agreement and an option agreement.

The restricted stock award agreements provide that, so long as the grantee remains employed by us, the restricted stock fully vests upon the earlier of (i) the third anniversary of the grant date (or, for Mr. Bready’s April 6, 2009 grant, the fifth anniversary of the grant date), (ii) the grantee’s death or permanent disability, or (iii) a “change in control” (as defined in the LTIP). If the grantee’s employment is terminated for any reason other than retirement at or after age 65, death or disability prior to the restricted stock becoming fully vested, the grantee forfeits the restricted stock, unless otherwise determined by the Compensation Committee. If the grantee’s employment is terminated due to retirement, the stock will vest pro rata based on service time since the grant date and the remaining unvested shares will be canceled. The restricted stock award agreements also provide that restricted stock issued to the grantee may not be transferred by the grantee in any manner prior to vesting. Grantees otherwise have all rights of holders of our common stock, including voting rights and the right to receive dividends.

The option agreements provide that the options become exercisable in three equal annual installments beginning on the one year anniversary of the grant date so long as the grantee remains employed by us. The options become fully exercisable immediately upon (i) the grantee’s death or permanent disability or (ii) upon a “change in control” (as defined in the LTIP). The Compensation Committee has the right to accelerate vesting or extend the time for exercise. The exercise price of the options is the fair market value per share of our common stock on the grant date. The grantee may pay the exercise price in cash, with previously acquired shares that have been held at least six months or pursuant to a broker-assisted cashless exercise method. The stock options will expire 10 years after the grant date and will immediately terminate to the extent not yet exercisable if the grantee’s employment with us is terminated for any reason other than retirement at or after age 65, death or disability. If the grantee’s employment is terminated other than due to retirement at or after age 65, death or disability on or after the date the options first become exercisable, then the grantee has the right to exercise the option for three months after termination of employment to the extent exercisable on the date of termination. If the grantee retires from the Company at or after age 65, the options will continue to vest on the normal schedule and the grantee has the right to exercise the option at any time during the remaining term to the extent it was not previously exercised. If the grantee’s employment terminates due to death or disability, the grantee or the grantee’s estate has the right to exercise the option at any time during the remaining term to the extent it was not previously exercised. The option agreements also provide that options issued to the grantee may not be transferred by the grantee except pursuant to a will or the applicable laws of descent and distribution or transfers to which the Compensation Committee has given prior written consent. Until the issuance of shares of stock pursuant to the exercise of stock options, holders of stock options granted under the option agreements have no rights of holders of our common stock.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information with respect to unexercised options and shares of stock that have not vested as of the end of 2009 held by the NEOs.

Outstanding Equity Awards at Fiscal Year-End Table

	Number of	Number of
	Securities	Securities
	Underlying	Underlying			Number of Shares or		Market Value of
	Unexercised Options	Unexercised Options	Option Exercise	Option Expiration	Units of Stock That		Shares or Units of
Name	(#) Exercisable(1)	(#) Unexercisable(1)	Price ($)	Date	Have Not Vested (#)		Stock That Have Not
(a)	(b)	(c)	(e)	(f)	(g)		Vested ($)(2) (h)

Joseph L. Welch	601,778	—	$7.48	2/28/2013	—		—
	257,335	64,334	$23.00	7/25/2015	—		—
	23,272	15,516	$33.00	8/16/2016	—		—
	32,383	48,576	$42.82	8/15/2017	—		—
	18,287	36,575	$56.88	8/13/2018	—		—
	—	46,534	$41.37	5/19/2019	—		—
					2,909	(3)	$151,530
					6,072	(4)	$316,290
					4,372	(5)	$227,737
					15,022	(6)	$782,496
Cameron M. Bready	—	26,651	$41.37	5/19/2019	—		—
					13,054	(7)	$679,983
					3,687	(6)	$192,056
Edward M. Rahill	100,296	—	$7.48	2/9/2014	—		—
	45,033	11,259	$23.00	7/25/2015	—		—
	6,236	4,158	$33.00	8/16/2016	—		—
	3,814	5,722	$42.82	8/15/2017	—		—
	5,091	10,183	$56.88	8/13/2018	—		—
	—	26,651	$41.37	5/19/2019	—		—
					1,336	(3)	$69,592
					1,226	(4)	$63,862
					2,087	(5)	$108,712
					3,687	(6)	$192,056
Linda H. Blair	90,296	—	$7.48	4/15/2013	—		—
	42,889	10,723	$23.00	7/25/2015	—		—
	5,449	3,633	$33.00	8/16/2016	—		—
	4,028	6,042	$42.82	8/15/2017	—		—
	6,255	12,510	$56.88	8/13/2018	—		—
	—	30,560	$41.37	5/19/2019
					1,168	(3)	$60,841
					1,295	(4)	$67,457
					2,564	(5)	$133,559
					4,228	(6)	$220,237
Jon E. Jipping	50,148	—	$7.48	4/15/2013	—		—
	21,444	5,362	$23.00	7/25/2015	—		—
	5,197	3,465	$33.00	8/16/2016	—		—
	4,028	6,042	$42.82	8/15/2017	—		—
	6,255	12,510	$56.88	8/13/2018	—		—
	—	30,560	$41.37	5/19/2019
					1,114	(3)	$58,028
					1,295	(4)	$67,457
					2,564	(5)	$133,559
					4,228	(6)	$220,237

	Number of	Number of
	Securities	Securities
	Underlying	Underlying			Number of Shares or		Market Value of
	Unexercised Options	Unexercised Options	Option Exercise	Option Expiration	Units of Stock That		Shares or Units of
Name	(#) Exercisable(1)	(#) Unexercisable(1)	Price ($)	Date	Have Not Vested (#)		Stock That Have Not
(a)	(b)	(c)	(e)	(f)	(g)		Vested ($)(2) (h)

Daniel J. Oginsky	61,418	3,921	$23.00	7/25/2015	—		—
	3,945	2,631	$33.00	8/16/2016	—		—
	2,589	3,885	$42.82	8/15/2017	—		—
	4,146	8,292	$56.88	8/13/2018	—		—
	—	23,986	$41.37	5/19/2019
					845	(3)	$44,016
					832	(4)	$43,339
					1,699	(5)	$88,501
					3,319	(6)	$172,887

(1)	Each option has a ten year term from the date of grant. Options granted prior to 2008, with the exception of options granted to Mr. Oginsky on July 25, 2005, vest in five equal annual installments, beginning on the first anniversary of the grant date. Options granted in 2008 and 2009 vest in three equal annual installments, beginning on the first anniversary of the grant date. Of the options granted to Mr. Oginsky on July 25, 2005, 14% vested immediately, with 20% vesting on the first four anniversaries of the grant date and the remaining unvested options vesting on the fifth anniversary of the grant date.

(2)	Value was determined by multiplying the number of shares that have not vested by the closing price of our common stock as of December 31, 2009 ($52.09 per share).

(3)	The outstanding shares of restricted stock vest five years after the date of the grant, which was August 16, 2006.

(4)	The outstanding shares of restricted stock vest five years after the date of the grant, which was August 15, 2007.

(5)	The outstanding shares of restricted stock vest three years after the date of the grant, which was August 13, 2008.

(6)	The outstanding shares of restricted stock vest three years after the date of the grant, which was May 19, 2009.

(7)	The outstanding shares of restricted stock vest five years after the date of the grant, which was April 6, 2009.

Equity grants made to NEOs in 2009 were made pursuant to the LTIP. The terms of these grants are described above in the narrative discussion accompanying the Grants of Plan-Based Awards Table, which terms apply to grants made in 2008 as well. Prior equity grants under the LTIP have substantially the same terms as the 2008 and 2009 grants, except that the vesting period of the prior grants is five years rather than three.

Prior to 2006, we awarded equity-based compensation under the 2003 Stock Purchase and Option Plan, which was established in 2003 and amended in 2005, with approval of our shareholders. The plan provides for the granting of equity awards, which have consisted of the right to purchase shares of common stock as well as the right to receive grants of restricted common stock and options to purchase shares of common stock. The Compensation Committee administers the plan.

Restricted stock granted under the 2003 Stock Purchase and Option Plan was granted pursuant to a Management Stockholder’s Agreement and a restricted stock award agreement. Under those agreements, the restricted stock grants generally vest five years after the date of grant, assuming the grantee continues to be employed by us or any of our subsidiaries during such time. Upon retirement at or after age 65, restricted stock will vest pro rata based upon service since the reference date in the 2003 Stock Purchase and Option Plan. Restricted stock automatically and without Compensation Committee consent becomes 100% vested immediately upon a “change of ownership” of the Company (as defined in the 2003 Stock Purchase and Option Plan). In addition, restricted stock will become vested upon termination of the recipient’s employment with us if termination is due to death, disability or is by the Company without cause or by the recipient for good reason (as such terms are defined in the restricted stock award agreements). If the recipient’s employment is terminated by the Company for cause or by the recipient without good reason, any unvested restricted shares will be forfeited.

Options granted under the 2003 Stock Purchase and Option Plan are granted pursuant to a Management Stockholder’s Agreement and a stock option agreement. The options generally vest and become exercisable at the rate of 20% per year over five years beginning one year after grant, assuming the recipient of the option retires at or after age 65 or continues to be employed during such time by us or any of our subsidiaries, and expire on the tenth anniversary of the date of the grant. In addition, the options automatically become exercisable in the event of the recipient’s death or disability and immediately prior to a “change of ownership” of the Company (as defined in the 2003 Stock Purchase and Option Plan). Upon retirement at or after age 65, options will continue to vest on their normal vesting schedule and, once exercisable, may be exercised at any time before they otherwise expire. The options expire earlier in the event of the termination of the option holder’s employment (other than due to retirement at or after age 65, death or disability), certain change in ownership events, or a termination of the option pursuant to the Management Stockholder’s Agreement.

The Management Stockholder’s Agreement contains certain additional provisions that are binding on the parties, including the NEOs. We may repurchase common stock and exercisable options to purchase our common stock subject to the Management Stockholder’s Agreement held by a NEO upon the termination of that NEO’s employment with the Company if the termination occurs prior to the fifth anniversary of our IPO at various repurchase prices that are equal to or less than the fair market value per share of the common stock being repurchased. In addition, each NEO party is generally prohibited from effecting any public sale or distribution of shares of common stock not covered by a registration statement within the period between seven days before and 180 days after, the effective date of a registration statement (or, if later, the date of the public offering pursuant to the registration statement) in connection with a public offering of capital stock of the Company with respect to shares covered by the Management Stockholder’s Agreement. For so long as the NEO is employed by us and for a period of one year thereafter, the NEO is subject to covenants not to be engaged in or have financial interest in any business which competes with any business of the Company; or solicit our customers or clients to terminate their relationship with us or otherwise compete with any business of the Company; or solicit or offer employment to any person who has been employed by us at any time during the 12 months immediately preceding the termination of the NEO’s employment. Also, the NEO may not disclose or use at any time any confidential information pertaining to the business of the Company, except when required to perform his or her duties to the Company, by law or judicial process.

Option Exercises and Stock Vested

The following table provides information with respect to options exercised by the NEOs during 2009 and shares of restricted stock held by the NEOs that vested during 2009.

Option Exercises and Stock Vested Table

Stock Awards
	Option Awards		Number of Shares
	Number of Shares	Value Realized on	Acquired on	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
(a)	(b)	(c)	(d)	(e)

Joseph L. Welch	—	—	—	—
Cameron M. Bready	—	—	—	—
Edward M. Rahill	—	—	—	—
Linda H. Blair(1)	10,000	$370,800	—	—
Jon E. Jipping	—	—	—	—
Daniel J. Oginsky	—	—	—	—

(1)	Represents Ms. Blair’s exercise of 10,000 options on June 22, 2009. The exercise price of the options was $7.48; and the fair market value of the stock at the time of exercise was equal to $44.56.

Pension Benefits

The following table provides information with respect to each pension benefit plan that provides for payments or other benefits at, following or in connection with retirement. Those plans are the International Transmission Company Retirement Plan (the “Qualified Plan”), the MSBP and the ESRP.

Pension Benefits Table

			Estimated Present
		Number of Years	Value of
		Credited Service	Accumulated Benefit
Name	Plan Name	(#)(1)	($)(2)
(a)	(b)	(c)	(d)

Joseph L. Welch	Cash Balance Component	6.83	$111,918
	Special Annuity Credit	6.83	$594,106
	Total Qualified Plan		$706,024
	MSBP	38.92	$8,829,154
Cameron M. Bready	Cash Balance Component	0.75	$9,835
	Total Qualified Plan		$9,835
	ESRP	0.75	$12,069
Edward M. Rahill	Traditional Component	10.83	$355,962
	ESRP Shift	6.83	$84,855
	Total Qualified Plan		$440,817
	ESRP	6.83	$169,713
Linda H. Blair	Cash Balance Component	15.58	$119,711
	ESRP Shift	6.83	$21,954
	Total Qualified Plan		$141,665
	ESRP	6.83	$174,464
Jon E. Jipping	Traditional Component	19.00	$295,336
	Total Qualified Plan		$295,336
	ESRP	4.92	$165,905
Daniel J. Oginsky	Cash Balance Component	5.17	$65,520
	Total Qualified Plan		$65,520
	ESRP	5.0	$104,258

(1)	Credited service is estimated as of December 31, 2009 and represents the service reflected in the determination of benefits. For determining vesting, service with DTE Energy is counted for all plans shown in the table except for the ESRP, as explained below.

For Ms. Blair and Messrs. Rahill and Jipping, the credited service for the traditional and cash balance components of the Qualified Plan include service with DTE Energy. The Company began operations on February 28, 2003, following its acquisition of ITCTransmission from DTE Energy. As of that date, the benefits from DTE Energy’s qualified plan that had accrued, as well as the associated assets from DTE Energy’s pension trust, were transferred to the Company’s plan. Therefore, even though DTE Energy service is included in determining the benefits under the traditional and cash balance components of the Qualified Plan, the benefits associated with this additional service do not represent a benefit augmentation, but rather a transfer of benefit liability and associated assets from DTE Energy’s qualified plan to the Qualified Plan. With respect to the ESRP, credited service includes Company service only for the period during which the NEO was an ESRP participant.

Mr. Welch’s credited service for the Qualified Plan only includes service with the Company because he retired under DTE Energy’s qualified plan concurrent with commencing employment with the Company. As a result, unlike the other NEOs, his benefits under DTE Energy’s qualified plan were not transferred to the Qualified

Plan. Mr. Welch also retired under DTE Energy’s Management Supplemental Benefit Plan, though with lower benefits than he would have earned with additional service. In order to compensate Mr. Welch for the value of benefits he would have received had he remained with DTE Energy, the Company agreed to establish its MSBP such that benefits would be calculated including service with DTE Energy, with the resulting amount offset by the benefits he is receiving from DTE Energy. We estimate that $3.4 million of the Estimated Present Value of Accumulated Benefit is the value of the augmentation of benefits resulting from including Mr. Welch’s 32 years of service with DTE Energy. This estimate excludes the impact of Pre-IPO Related Amounts. Including Pre-IPO Related Amounts in the calculation of Mr. Welch’s MSBP benefit resulted in an estimated benefit augmentation of an additional $1.9 million.

(2)	The “Estimated Present Value of Accumulated Benefit” is the estimated lump-sum equivalent value measured as of December 31, 2009 (the “measurement date” used for financial accounting purposes) of the benefit that was earned as of that date. Certain benefits are payable as an annuity only, not as a lump sum, and/or may not be payable for several years in the future. The values reflected are based on several assumptions. The date at which the present values were estimated was December 31, 2009. The rate at which future expected benefit payments were discounted in calculating present values was 6.00%, the same rate used for fiscal year 2009 financial accounting. The future annual earnings rate on account balances under the cash balance and ESRP shift components of the Qualified Plan, and for ESRP benefits, was assumed to be 4.19% for 2010 and 4.0% thereafter.

We assumed no NEOs would die or become disabled prior to retirement, or terminate employment with us prior to becoming eligible for benefits unreduced for early retirement. The assumed retirement age for each executive was generally the earliest age at which benefits unreduced for early retirement were available under the respective plans. For the traditional component of the defined benefit plan, that age is the earlier of (1) age 58 with 30 years of service (including service with DTE Energy), or (2) age 60 with 15 years of service. For consistency, we generally use the same assumed retirement commencement age for other benefits, including benefits expressed as an account value where the concept of benefit reductions for early retirement is not meaningful. The assumed retirement benefit commencement ages for the respective NEOs were as follows:

•	Mr. Welch: Age 65*

•	Mr. Bready: Age 58

•	Mr. Rahill: Age 60

•	Ms. Blair: Age 58

•	Mr. Jipping: Age 58

•	Mr. Oginsky: Age 58

*	The assumed retirement benefit commencement age for Mr. Welch in previous years was 65 for the Special Annuity component and 62 for all other benefits. This has been changed to reflect an updated estimate of Mr. Welch’s expected age at retirement.

Post-retirement mortality was assumed to be in accordance with the RP-2000 table projected for future mortality improvements to 2010 using Scale AA. Benefits under the traditional component of the Qualified Plan were assumed to be paid as a monthly annuity payable for the lifetime of the employee. Under the MSBP, benefits are payable for Mr. Welch’s life with a minimum payment period of 15 years guaranteed. For all other benefits, payment was assumed to be as a single lump sum, although other actuarially equivalent forms are available.

We maintain one tax-qualified noncontributory defined benefit pension plan and two supplemental nonqualified, noncontributory defined benefit retirement plans. First, we maintain the Qualified Plan, which provides funded, tax-qualified benefits up to the limits on compensation and benefits under the Internal Revenue Code. Generally, all of our salaried employees, including the NEOs, are eligible to participate.

Second, we maintain the MSBP, in which Mr. Welch is the only participant. The MSBP provides additional retirement benefits that are not tax-qualified.

Third, we maintain the ESRP, in which Ms. Blair and Messrs. Bready, Rahill, Jipping and Oginsky participate. The ESRP provides additional retirement benefits which are not tax qualified.

The following describes the Qualified Plan, the MSBP, and the ESRP, and pension benefits provided to the NEOs under those plans.

Qualified Plan

There are two primary retirement benefit components of the Qualified Plan. Each NEO earns benefits from the Company under only one of these primary components.

Because our first operating utility subsidiary was acquired from DTE Energy, a component of the Qualified Plan bears relation to the DTE Energy Corporation Retirement Plan (the “DTE Plan”). Generally, persons who were participants in the “traditional component” of the DTE Plan as of February 28, 2003 (the date ITCTransmission was acquired from DTE Energy) earn benefits under the traditional component of our Qualified Plan. All other participants earn benefits under the cash balance component. Mr. Welch began receiving retirement benefits under the traditional component of the DTE Plan before beginning his employment with us, and is earning benefits under the cash balance component of the Qualified Plan. In addition to the traditional and cash balance components, Mr. Welch earns a special annuity credit described below, and Mr. Rahill and Ms. Blair have benefits under the ESRP shift, also described below.

Benefits under the Qualified Plan are funded by an irrevocable tax-exempt trust. A NEO’s benefit under the Qualified Plan is payable from the assets held by the tax-exempt trust.

NEOs become fully vested in their normal retirement benefits described below with 3 years of service, including service with DTE Energy, or upon attainment of the plan’s normal retirement age of 65. If a NEO terminates employment with less than 3 years of service, the NEO is not vested in any portion of his or her benefit.

Traditional Component of Qualified Plan

Messrs. Rahill and Jipping participate in the traditional component of the Qualified Plan. The benefits are determined under the following formula, stated as an annual single life annuity payable in equal monthly installments at the normal retirement age of 65: 1.5% times average final compensation times credited service up to 30 years, plus 1.4% times average final compensation times credited service in excess of 30 years. Credited Service includes service with DTE Energy. Although benefits under the formula are defined in terms of a single life annuity, other annuity forms (e.g., joint and survivor benefits) are available that have the same actuarial value as the single life annuity benefit. The benefits are not payable in the form of a lump sum.

Average final compensation is equal to one-fifth of the NEO’s salary (excluding any bonuses or special pay) during the 260 consecutive weeks of credited service that results in the highest average.

Benefits provided under the Qualified Plan are based on compensation up to a compensation limit under the Internal Revenue Code (which was $245,000 in 2009, and is indexed in future years). In addition, benefits provided under the Qualified Plan may not exceed a benefit limit under the Internal Revenue Code (which was $195,000 payable as a single life annuity beginning at normal retirement age in 2009).

NEOs may retire with a reduced benefit as early as age 45 after 15 years of credited service. If a NEO has 30 years of credited service at retirement, the benefit that would be payable at normal retirement age is reduced for commencement ages below 58. The percentage of the normal retirement benefit payable at sample commencement ages is as follows:

Age 58 and older:	100%
Age 55:	85%
Age 50:	40%

If a NEO has less than 30 years of credited service at retirement, the benefit that would be payable at normal retirement age is reduced for commencement ages below age 60. The percentage of the normal retirement benefit payable at sample commencement ages is as follows:

Age 60 and older:	100%
Age 55:	71%
Age 50:	40%

If a NEO terminates employment prior to earning 15 years of credited service, the annuity benefit may not commence prior to attaining age 65. If the NEO terminates employment after earning 15 years of Credited Service but below age 45, the benefit may commence as early as age 45. The percentage of the normal retirement benefit payable at sample commencement ages is as follows:

Age 65 and older:	100%
Age 60:	58%
Age 55:	36%
Age 50:	23%
Age 45:	16%

Neither Mr. Jipping nor Mr. Rahill had attained eligibility for immediate retirement at year end 2009. Mr. Jipping’s annual accrued benefit payable monthly as an annuity for his lifetime, beginning at age 65, is approximately $54,100, and Mr. Rahill’s is approximately $36,000. Both are fully vested.

Cash Balance Component of Qualified Plan

Ms. Blair and Messrs. Welch, Bready and Oginsky participate in the cash balance component of the Qualified Plan. The benefits are stated as a notional account value.

Each year, a NEO’s account is increased by a “contribution credit” equal to 7% of pay. For this purpose, pay is equal to base salary plus bonuses and overtime up to the same compensation limit as applies under the traditional component of the Qualified Plan ($245,000 in 2009). Each year, a NEO’s account is also increased by an “interest credit” based on 30-year Treasury rates.

Upon termination of employment, a vested NEO may elect full payment of his or her account. Alternate forms of benefit (e.g., various forms of annuities) are available as well that have the same actuarial value as the account.

As of January 1, 2010, Ms. Blair and Messrs. Welch and Oginsky are fully vested, and are entitled to immediate payment of their account value on termination of employment, even if before normal retirement age. Ms. Blair’s estimated account value as of year end 2009 is approximately $147,000, Mr. Welch’s is approximately $119,800 and Mr. Oginsky’s is approximately $87,100. Mr. Bready is not vested; his estimated account value as of December 31, 2009 is $17,200.

Special Annuity Credit for Mr. Welch in the Qualified Plan

In addition to his cash balance account, Mr. Welch earns an additional benefit in the Qualified Plan. This benefit is stated as a single life annuity payable in equal monthly installments, equal to $10,000 times years of credited service after February 28, 2003 up to ten years of credited service (i.e., the maximum benefit is $100,000 per year). Other annuity forms are available that are actuarially equivalent to the single life annuity.

Because Qualified Plan benefits are offset against the otherwise determined MSBP benefits (see below), the effect of this benefit is to shift benefits from the MSBP, a nonqualified plan, to the Qualified Plan, which affords certain tax benefits to the Company and Mr. Welch. As of year end 2009, Mr. Welch had earned an annual special annuity credit payable for his lifetime in equal monthly installments totaling $68,333 per year. He is vested in, but not currently eligible to retire and receive, this benefit.

ESRP Shift Benefit in Qualified Plan

The ESRP provides notional account accruals similar to the cash balance component of the Qualified Plan. The “compensation credit” to the NEO’s notional account, analogous to the contribution credit in the cash balance component of the Qualified Plan, is equal to 9% of base salary plus actual bonus earned under the Company’s annual bonus plan. The “investment credit,” analogous to the interest credit in the cash balance component of the Qualified Plan, is similarly based on 30-year Treasury rates.

The ESRP shift benefit is an amount that would otherwise be payable from the ESRP, but is instead being paid from the Qualified Plan, subject to applicable qualified plan legal limits on the ability to discriminate in favor of highly paid employees. The NEO’s cash balance account is increased by any amounts shifted from the ESRP. As with Mr. Welch’s special annuity credit, the purpose of the benefit is to provide the NEOs and the Company the tax advantages of providing benefits through a qualified plan.

Mr. Rahill and Ms. Blair have received ESRP shift additions to their Qualified Plan cash balance accounts. There was no shift of compensation credits for 2009, although previous shifts have continued to earn interest credits. As of year end 2009, ESRP shift balances were as follows:

Mr. Rahill:	$90,536
Ms. Blair:	$26,400

Management Supplemental Benefit Plan

The benefit provided by the MSBP is payable as an annuity beginning on the earliest date following termination of employment that is permitted under Section 409A of the Internal Revenue Code (relating to the taxation of deferred compensation). The purpose of the MSBP is to provide an overall target level of benefits based on all years of service, including with DTE Energy. The MSBP benefit is equal to this overall target offset by all benefits earned under the Qualified Plan, the DTE Plan, and DTE Energy’s Management Supplemental Benefit Plan, a nonqualified plan.

The MSBP target before offsets, expressed as an annual single life annuity with 15 years of payments guaranteed commencing at age 60 (the MSBP normal retirement age) or later, is equal to: (1) 60% plus 0.5% for each year of total service in excess of 25 years, times (2) “average final compensation.”

Mr. Welch is currently eligible to retire with an immediate benefit under the MSBP. The life annuity with 15 years of guaranteed payments is the only form of benefits payable under the plan. A lump sum is not available.

“Average final compensation” is equal to one-fifth of Mr. Welch’s compensation during the 260 weeks, not necessarily consecutive, of Company service that results in the highest average. Compensation is equal to salary plus any bonuses, excluding Special Bonus Amounts paid after May 17, 2006 under the Special Bonus Plan. Unlike the Qualified Plan, for the MSBP there is no limit on the amount of pay taken into account.

For purposes of calculating average final compensation, amounts paid by DTE Energy are considered in selecting the highest 260 weeks. Further, each bonus payment that is considered compensation is mapped to the single week it was paid before the highest 260 weeks are selected. Therefore, although compensation is averaged over the number of weeks in 5 years, the average final compensation includes well over 5 years of bonuses.

As of December 31, 2009, if Mr. Welch would have retired, he would have received an annual MSBP benefit of approximately $937,000 after offsets, payable as an annuity for his lifetime with a minimum payment period of 15 years guaranteed.

The MSBP is funded with a Rabbi Trust, which we cannot use for any purpose other than to satisfy the benefit obligations under the MSBP, except in the event of the Company’s bankruptcy, in which case the assets are available to general creditors.

Executive Supplemental Retirement Plan

The ESRP is a nonqualified retirement plan. Only selected executives participate, including Ms. Blair and Messrs. Bready, Rahill, Jipping and Oginsky. Mr. Welch does not participate. The purpose of the ESRP is to promote the success of the Company and its subsidiaries by providing the ability to attract and retain talented executives by providing such designated executives with additional retirement benefits.

The ESRP resembles the cash balance component of the Qualified Plan in that benefits are expressed as a notional account value and the vested account balance is payable as a lump sum on termination of employment, although an installment option of equivalent value is also available.

Each year, a NEO’s account is increased by a “compensation credit” equal to 9% of pay. For this purpose, pay is equal to base salary plus bonuses under the Company’s annual bonus plan. There is no limit on compensation that may be taken into account as in the Qualified Plan. Each year, a NEO’s account is also increased by an “investment credit” equal to the same earnings rate as the interest credit in the cash balance component of the Qualified Plan, based on 30-year Treasury rates.

The plan has been in effect since March 1, 2003. Vesting occurs at 20% for each year of participation and years of service at DTE Energy are not counted toward vesting. Vesting percentages as of December 31, 2009 are as follows:

Mr. Bready:	0%
Mr. Rahill:	100%
Ms. Blair:	100%
Mr. Jipping:	80%
Mr. Oginsky:	100%

As noted above in the description of the Qualified Plan, a portion of the ESRP account balance may be shifted to the cash balance component of the Qualified Plan each year, as permitted under the rules for qualified plans. Such a shift allows the NEOs to become immediately vested in the account values shifted, and confers certain tax advantages to the NEOs and us. As of December 31, 2009, the ESRP account values, net of the amounts shifted to the Qualified Plan, are as follows:

Mr. Bready:	$19,212
Mr. Rahill:	$181,033
Ms. Blair:	$245,405
Mr. Jipping:	$216,883
Mr. Oginsky:	$156,457

The ESRP is funded with a Rabbi Trust, which we cannot use for any purpose other than to satisfy the benefit obligations under the ESRP, except in the event of the Company’s bankruptcy, in which case the assets are available to general creditors. The ESRP requires that the Rabbi Trust be fully funded in the event of a Change in Control.

Nonqualified Deferred Compensation

We maintain the Executive Deferred Compensation Plan under which nonqualified deferred compensation is permissible. Only selected officers of the Company, including the NEOs, are eligible to participate in this plan and only Mr. Welch has deferred income under this plan. NEOs are allowed to defer up to 100% of their salary and bonus. Investment earnings are based on the same investment options available under the qualified Savings and Investment Plan (401(k) Plan), and are selected by the individual NEOs. Distributions will generally be made at the NEO’s termination of employment for any reason. The following table provides information with respect to the plan that allows for the deferral of compensation on a basis that is not tax-qualified. There were no Company contributions, executive contributions or withdrawals or other distributions pursuant to the plan during 2009.

Nonqualified Deferred Compensation Table

	Aggregate Earnings in	Aggregate Balance at
Name	Last FY ($)	Last FYE ($)
(a)	(d)	(f)

Joseph L. Welch(1)	$105,572	$444,724
Cameron M. Bready	—	—
Edward M. Rahill	—	—
Linda H. Blair	—	—
Jon E. Jipping	—	—
Daniel J. Oginsky	—	—

(1)	None of this amount is reported in the Summary Compensation Table, as none of it is above-market or preferential.

Employment Agreements and Potential Payments Upon Termination or Change in Control

As referenced above, we have entered into employment agreements with each of the NEOs. The employment agreements are subject to automatic one-year employment term renewals each year on the anniversary of the effective date of the agreement, unless either party provides the other with 30 days advance written notice of intent not to renew the employment term. Under the employment agreements, Mr. Welch reports to our Board of Directors and all of the other NEOs report to Mr. Welch.

The employment agreements also state each NEO’s annual base salary, which is subject to annual review and increase by our Board of Directors in its discretion. The employment agreements also provide that NEOs are eligible to receive an annual cash bonus, subject to our achievement of certain performance targets established by our Board of Directors, as detailed in the Compensation Discussion and Analysis section of this proxy statement. The employment agreements also provide the NEOs with the right to participate in certain welfare and pension benefits, including the right to participate in certain tax qualified and non-tax-qualified defined benefit and defined contribution plans and retiree welfare benefit plan.

In addition, the NEOs’ employment agreements provide for payments by us of certain benefits upon termination of employment. The rights available at termination depend on the situation and circumstances surrounding the terminating event. The terms “Cause” and “Good Reason” are used in the employment agreements of each NEO and an understanding of these terms is necessary to determine the appropriate rights for which a NEO is eligible. The terms are defined as follows:

•	Cause means a NEO’s continued failure substantially to perform his or her duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to the NEO of such failure; dishonesty in the performance of the NEO’s duties; a NEO’s conviction of, or plea of nolo contender to a crime constituting a felony, a misdemeanor involving moral turpitude, willful malfeasance or willful misconduct in connection with a NEO’s duties, or any act of omission which is injurious to the financial condition or business reputation of the Company.

•	Good reason means a greater than 10% reduction in the total value of the NEO’s base salary, target bonus, and employee benefits; if the NEO’s responsibilities and authority are substantially diminished; and if the NEO’s work location is relocated to more than fifty (50) miles from Novi, Michigan or Ann Arbor, Michigan.

If a NEO’s employment with us is terminated without cause by the Company or by the NEO for good reason (as such terms are defined in the employment agreements), the NEO will receive:

•	any accrued but unpaid compensation and benefits. For each of the NEOs, the benefits include:

•	Mr. Welch: annual Special Annuity Credit and cash balance under the Qualified Plan, and annual MSBP benefit;

•	Mr. Bready: cash balance under the Qualified Plan and vested portion of ESRP balance;

•	Mr. Rahill: annual benefit under the traditional component of the Qualified Plan and payment of the ESRP shift balance and vested portion of ESRP balance;

•	Ms. Blair: cash balance and ESRP shift under the Qualified Plan and vested portion of ESRP balance;

•	Mr. Jipping: annual benefit under the traditional component of the Qualified Plan and vested portion of ESRP balance; and

•	Mr. Oginsky: cash balance under the Qualified Plan and vested portion of ESRP balance.

•	continued payment of the NEO’s annual rate of base salary for two years (plus, for Mr. Welch only, an amount equal to the average of each of the annual bonuses that were payable to him for the three fiscal years immediately preceding the fiscal year in which his employment terminates), commencing on the earliest date that is permitted under Section 409A of the Internal Revenue Code (relating to the taxation of deferred compensation);

•	A pro rata portion of the annual bonus for the year of termination, based upon the Company’s actual achievement of the performance targets for such year as determined under and at the time that such bonus would normally be paid;

•	any restrictions on unvested stock awards will be deemed to have lapsed, which would have resulted in the following values as of December 31, 2009:

•	Mr. Welch:	$1,478,053
•	Mr. Bready:	$872,039
•	Mr. Rahill:	$434,222
•	Ms. Blair:	$482,094
•	Mr. Jipping:	$479,281
•	Mr. Oginsky:	$348,743

•	continued coverage under our active health and welfare plans for the specified severance period and outplacement services for up to two years; and

•	for Messrs. Welch and Rahill and Ms. Blair only, deemed satisfaction of the eligibility requirements of the Company’s retiree welfare benefit plan for purposes of participation therein; and for the other NEOs, participation in the Company’s retiree welfare benefit plan only if, by the end of their specified severance period, they have achieved the necessary age and service credit otherwise necessary to meet the eligibility requirements. In addition, if the Company terminates its retiree welfare benefit plan and, by application of the provisions described in the prior sentence, the NEO would otherwise be entitled to retiree welfare benefits, the Company will establish other coverage for the NEO or the NEO will receive a cash payment equal to the Company’s cost of providing such benefits, in order to assist the NEO in obtaining other retiree welfare benefits.

In addition, while employed by us and for a period of two years after any termination of employment without cause by the Company (other than due to their disability) or for good reason by them and for a period of one year following any other termination of their employment, the NEOs will be subject to certain covenants not to compete with or assist other entities in competing with our business and not to encourage our employees to terminate their employment with us. At all times while employed and thereafter, the NEOs will also be subject to a covenant not to disclose confidential information.

In the event of a change in control, with or without termination of employment:

•	All of the NEOs’ unvested options will vest and become immediately exercisable in accordance with their terms, which would have resulted in the following values as of December 31, 2009:

•	Mr. Welch:	$3,116,821
•	Mr. Bready:	$285,699
•	Mr. Rahill:	$745,642
•	Ms. Blair:	$764,899
•	Mr. Jipping:	$605,740
•	Mr. Oginsky:	$457,432

•	Any restrictions on stock awards will be deemed to have lapsed (see above for values as of December 31, 2009); and

•	All ESRP balances become fully vested (see the Pension Benefits Table).

As part of Mr. Welch’s agreement, we would pay all excise taxes (i.e., excise tax gross-up) and additional income taxes that may arise as a result of the excise tax gross-up in order to provide the same benefit he would receive if no excise tax were due. If Mr. Welch’s employment had been terminated due to a change in control on December 31, 2009, we estimate that there would have been no excise tax due and, consequently, no additional tax reimbursement.

Upon death or disability, a NEO (or his or her estate) receives a pro rata portion of his or her current year target bonus, full and immediate vesting of any unvested stock options and all restrictions are assumed lapsed. All balances under the cash balance and ESRP shift components of the Qualified Plan, and the ESRP balance (vested portion only for disability), are immediately payable. If the NEO has 10 years of service after age 45, then the NEO (and his or her spouse) is eligible for retiree medical benefits.

Upon death, under the traditional and, for Mr. Welch only, the special annuity credit components of the Qualified Plan, the surviving spouse receives an annuity for life equal to 50% of the NEO’s benefit that would have been receivable as a 50% joint and survivor annuity (one of the optional forms of payment under the Qualified Plan). For Mr. Welch only, the death benefit under the MSBP payable to his beneficiary or his estate is 15 years of payments of his accrued benefit.

The benefits to be provided to the NEOs under various termination scenarios are detailed in the table below. The table assumes that the termination occurred on December 31, 2009 and assumes a stock price of $52.09 per share. The amounts in the table include vested retirement benefits that have accrued to the NEO regardless of a termination on that date, as well as incremental benefits that would become payable because of a termination on that date.

		Termination Scenarios: Value of Potential Payments
		Total Value of Severance, Benefits and Unvested Equity Awards
			Involuntary	Change In Control
			Not-for-Cause or	and Involuntary
	Voluntary	Involuntary For	Voluntary Good	Not-for-Cause		Death
Name	Resignation	Cause	Reason	(pre-tax)	Disability	(Pre-Retirement)

Joseph L. Welch	$9,752,004	$9,752,004	$14,399,821	$19,553,673	$15,824,606	$15,854,981
Cameron M. Bready	—	—	$995,135	$2,164,941	$1,467,572	$1,479,641
Edward M. Rahill	$886,141	$886,141	$2,026,981	$3,206,844	$2,366,004	$1,894,613
Linda H. Blair	$316,129	$316,129	$2,130,511	$3,377,505	$1,907,123	$1,907,123
Jon E. Jipping	$428,060	$428,060	$1,725,117	$2,843,321	$1,857,083	$1,727,829
Daniel J. Oginsky	$169,778	$169,778	$1,201,687	$2,007,860	$1,245,951	$1,245,951

Director Compensation

The following table provides information concerning the compensation of directors during 2009.

Director Compensation Table

	Fees Earned or Paid
Name	in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
(a)	(b)	(c)	(h)

Edward G. Jepsen	$85,000	$75,014	$160,014
Richard D. McLellan	$75,000	$75,014	$150,014
William J. Museler	$80,000	$75,014	$155,014
Hazel R. O’Leary	$80,000	$75,014	$155,014
G. Bennett Stewart	$75,000	$75,014	$150,014
Lee C. Stewart	$100,000	$75,014	$175,014

(1)	Includes annual Board retainer, committee chairmanship retainer, and Board/committee meeting fees earned in 2009 as well as a lead director fee (for Mr. Lee Stewart only).

(2)	Aggregate grant date fair value is computed in accordance with FASB ASC Topic 718. Awards are made quarterly and recorded at fair value at the date of grant (equivalent to 430 shares at $43.62 per share, 413 shares at $45.36 per share, 413 shares at $45.45 per share and 360 shares at $52.09 per share). The aggregate number of unvested stock awards outstanding as of December 31, 2009 for each director is as follows: Ms. O’Leary and Messrs. Jepsen, Museler, Bennett Stewart, and Lee Stewart, 3,867 shares each and Mr. McLellan, 2,583 shares.

Under our standard non-employee director compensation policy, our non-employee directors are paid an annual cash retainer of $75,000 and an annual equity retainer of restricted stock with a total value of $75,000 under the 2003 Stock Purchase and Option Plan (awarded through quarterly grants valued at $18,750 each). In addition, we pay $10,000 annually to the chair of the Audit and Finance Committee, $5,000 annually to the chairs of the other Board committees and $20,000 annually to our lead director. We do not pay per-meeting fees under the policy. Directors were and will continue to be reimbursed for their out-of-pocket expenses in an accountable expense plan. Directors who are employees of the Company do not receive separate compensation for their services as a director. All non-employee directors are compensated under the same arrangement.

Through 2008, restricted stock award agreements with the directors provide that the restricted stock fully vests upon the earlier of (i) the three year anniversary of the grant date, (ii) the date the grantee ceases to be a member of the Board for any reason other than due to removal for cause, or (iii) a “change of ownership” (as such term is defined in the 2003 Stock Purchase and Option Plan). Beginning in 2009, the restricted stock grants are made on a quarterly basis and the restricted stock will fully vest upon the earlier of (i) March 31 of the third year following the grant date, (ii) the date the grantee ceases to be a member of the Board for any reason other than due to removal for cause, or (iii) a “change of ownership” (as such term is defined in the 2003 Stock Purchase and Option Plan). If the grantee is removed from the Board for cause prior to the restricted stock becoming fully vested, the grantee forfeits the restricted stock. These restricted stock award agreements also provide that the restricted stock issued to the grantee may not be transferred by the grantee in any manner prior to vesting. Grantees otherwise have all rights of holders of our common stock, including voting rights and the right to receive dividends.

CERTAIN TRANSACTIONS

Pursuant to its charter, the Nominating/Corporate Governance Committee is charged with monitoring and reviewing issues involving independence and potential conflicts of interest with respect to our directors and executive officers. As required by applicable New York Stock Exchange rules, the Committee also determines whether or not a particular relationship serves the best interest of the Company and its shareholders and whether the relationship should be continued or eliminated. In addition, our Code of Business Conduct and Ethics generally forbids conflicts of interest unless approved by the Board or a designated committee.

With the approval of the Nominating/Corporate Governance Committee, Clayton Welch, Jennifer Welch, Jessica Welch and Katie Welch (each of whom is a son, daughter or daughter-in-law of Joseph L. Welch, the Company’s chief executive officer) were employed by us as a Senior Engineer, Fleet Manager, Manager of Warehouse and Logistics, and Intermediate Accountant, respectively, during 2009 and continue to be employed by us. These individuals are employed on an “at will” basis and compensated on the same basis as our other employees of similar function, seniority and responsibility without regard to their relationship with Mr. Welch. These four individuals, none of whom resides with or is supported financially by Mr. Welch, received aggregate salary, bonus and taxable perquisites for services rendered in the above capacities totaling $282,662 during 2009.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte has acted as our independent registered public accounting firm to audit the financial statements of the Company and its consolidated subsidiaries since the Company’s inception in 2003, and acted as such in 2009. The Audit and Finance Committee has appointed Deloitte to act as the independent registered public accountants to audit our 2010 consolidated financial statements. As a matter of good corporate practice, we are asking our shareholders to ratify the appointment of Deloitte as our independent registered public accounting firm for 2010. The affirmative vote of the holders of a majority of the shares of our common stock voting in person or by proxy is required to ratify the appointment of the independent registered public accounting firm. Abstentions and broker non-votes will be disregarded for purposes of determining the number of votes counted toward this vote. If the shareholders fail to ratify the appointment of Deloitte, the Audit and Finance Committee would reconsider its appointment. Even if the appointment is ratified, the Audit and Finance Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit and Finance Committee determines that such a change would be in our shareholders’ best interests.

Representatives of Deloitte are expected to be present at the 2010 Annual Meeting and to be available to respond to appropriate questions. The representatives will also be provided an opportunity to make a statement, if they so desire.

The following table provides a summary of the aggregate fees incurred for Deloitte’s services in 2009 and 2008:

	2009	2008

Audit fees(1)	$1,609,796	$2,113,015
Audit-related fees(2)	$100,000	$211,976
Tax fees(3)	$233,570	$274,799
All other fees(4)	$6,805	$22,603
Total fees	$1,950,171	$2,622,393

(1)	Audit fees were for professional services rendered for the audit of our consolidated financial statements and internal controls and reviews of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte in connection with statutory and regulatory filing engagements. The fees also include amounts for the services provided in connection with our securities offerings.

(2)	Audit-related fees were for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include the audit of our employee benefit plans and accounting consultations.

(3)	Tax fees were professional services for federal and state tax compliance, tax advice and tax planning.

(4)	All other fees were for services other than the services reported above. These services included subscriptions to the Deloitte Accounting Research Tool and management consulting services.

The Audit and Finance Committee of the Board of Directors does not consider the provision of the services described above by Deloitte to be incompatible with the maintenance of Deloitte’s independence.

The Audit and Finance Committee has adopted a pre-approval policy for all audit and non-audit services pursuant to which it pre-approves all audit and non-audit services provided by the independent registered public accounting firm prior to the engagement with respect to such services. To the extent that we need an engagement for audit and/or non-audit services between Audit and Finance Committee meetings, the Audit and Finance Committee chairman is authorized by the Audit and Finance Committee to approve the required engagement on its behalf.

The Audit and Finance Committee approved all of the services performed by Deloitte in 2009.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFYING THE APPOINTMENT OF DELOITTE & TOUCHE, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO AUDIT THE COMPANY’S 2010 CONSOLIDATED FINANCIAL STATEMENTS.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and ten percent owners to file reports of holdings and transactions in our stock with the SEC. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto and written representations furnished to us, our officers, directors and ten percent owners timely filed all required reports since the beginning of 2009 pursuant to Section 16(a) of the Exchange Act, except for Mr. Welch, who filed late one Form 5 reporting nine transactions (representing the initial February 19, 2008 grant of deferred stock units and corresponding quarterly deferred stock unit grants pursuant to dividend equivalent rights) and one late Form 4 reporting one transaction (representing one quarterly deferred stock unit grant pursuant to dividend equivalent rights).

By Order of the Board of Directors,

Wendy A. McIntyre
Secretary

Novi, Michigan
April 15, 2010

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 18, 2010.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 – Edward G. Jepsen	☐	☐	02 – Richard D. McLellan	☐	☐	03 – William J. Museler	☐	☐

	04 – Hazel R. O’Leary	☐	☐	05 – Gordon Bennett Stewart, ½½½	☐	☐	06 – Lee C. Stewart	☐	☐

	07 – Joseph L. Welch	☐	☐

		For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for 2010.	☐	☐	☐

B Non-Voting Items

Change of Address—Please print your new address below.	Comments—Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please date and sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — ITC Holdings Corp.

Proxy Solicited by Board of Directors
for the Annual Meeting of Shareholders - May 19, 2010
The undersigned hereby appoints Cameron M. Bready or Daniel J. Oginsky, or either of them, with power of substitution, attorneys and proxies, for and in the name and place of the undersigned, to vote the number of shares of Common Stock that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Shareholders of ITC Holdings Corp., to be held at the Company’s headquarters, 27175 Energy Way, Novi, Michigan on Wednesday, May 19, 2010, at 9:00 a.m., Eastern Daylight Time, and any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting and Proxy Statement dated April 15, 2010 (receipt of which is hereby acknowledged) as designated on the reverse side, and in their discretion, the proxies are authorized to vote upon such other business as may come before the meeting, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement dated April 15, 2010 is unable to serve or, for good cause, will not serve. The undersigned ratifies that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.
This proxy when executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the nominees in Proposal 1 and FOR Proposal 2.
PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IN THE ENCLOSED ENVELOPE.
(Continued and to be voted on reverse side.)